UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-2

EPICOR SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009 Annual Meeting of Stockholders

and Proxy Statement

Meeting Date:

June 4, 2009

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

To our stockholders:

You are hereby cordially invited to attend the 2009 Annual Meeting of Stockholders of Epicor Software Corporation. The Annual Meeting will be held on June 4, 2009, at 10:00 a.m. local time, at the Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612. The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 16, 2009. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets and products.

Stockholders of record as of April 6, 2009, may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or, if available, vote via the Internet or by telephone. Returning the proxy card or voting via the Internet or by telephone will ensure your representation at the meeting, but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

L. George Klaus

Chairman of the Board, President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	June 4, 2009

Time:	10:00 a.m. PDT

Place:	The Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612

Matters to be voted on:

•	Election of the Company’s seven nominee directors, L. George Klaus, Michael Kelly, Robert H. Smith, Michael L. Hackworth, James T. Richardson, John M. Dillon and Richard H. Pickup;

•	To approve an amendment and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares by 6,000,000;

•	Ratification of McGladrey & Pullen, LLP as independent auditors for the fiscal year ending December 31, 2009; and

•	Any other matters that may properly be brought before the meeting.

Any of the above matters may be considered at the annual meeting at the date and time specified above or an adjournment or postponement of such meeting.

By order of the Board of Directors

L. George Klaus

Chairman of the Board, President and Chief Executive Officer

April 21, 2009

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on June 4, 2009

The proxy statement, form of proxy and our 2008 Annual Report on Form 10-K are available at http://ir.epicor.com/phoenix.zhtml?c=86140&p=irol-reportsAnnual

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, IF AVAILABLE, VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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EPICOR SOFTWARE CORPORATION

PROXY STATEMENT FOR 2009

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Epicor Software Corporation (“Epicor” or the “Company”), for use at the Annual Meeting of Stockholders to be held on June 4, 2009 at 10:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements, were first mailed on or about April 30, 2009 to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, and our telephone number is (949) 585-4000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote	Stockholders of record at the close of business on April 6, 2009 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has one (1) class of equity securities outstanding, designated Common Stock, $.001 par value (“Common Stock”). At the Record Date, 62,664,018 shares of Common Stock, which includes 1,721,959 shares of Common Stock held by the Company as treasury shares, were issued and outstanding.

Voting Rights of Common Stock	Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders. A total of 60,942,059 votes, excluding 1,721,959 treasury shares, are eligible to be cast at the Annual Meeting.

Voting Your Proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Internet and telephone voting may be available in the instructions from your broker, bank or other nominee. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems will be available until 11:59 p.m. (Eastern Time) on June 3, 2009. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented	We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Changing Your Vote.”

Changing Your Vote	To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions before the proxy holders vote your shares, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee for revoking or changing your proxy instructions.

Cost of This Proxy Solicitation	We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted	The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. Abstentions will have the same effect as a vote against Proposals 2 and 3 related to the amendment and restatement of the Company’s 2007 Stock Incentive Plan and the ratification of our auditors, respectively.

If you hold your shares through a broker, bank or other nominee and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, such as the proposal related to the Company’s 2007 Stock Incentive Plan, and voting instructions are not given. In tabulating the voting result for the proposal related to the Company’s 2007 Stock Incentive Plan, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of the proposal related to the Company’s 2007 Stock Incentive Plan, assuming that a quorum is obtained. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares in their discretion on Proposal 1 related to the election of directors and Proposal 3 related to the ratification of our auditors.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

“FOR” the election of the Director nominees to the Board of Directors;

“FOR” the Amendment and Restatement of the Company’s 2007 Stock Incentive Plan; and

“FOR” ratification of McGladrey & Pullen, LLP as our independent auditors for fiscal year ending December 31, 2009.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2010 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than December 31, 2009, to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2010 Annual Meeting of Stockholders that is not to be included in Epicor’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice between February 14, 2010 and March 16, 2010 in accordance with the requirements set forth in Epicor’s bylaws, which requires that notice be delivered not later than 45 days nor earlier than 75 days before the one-year anniversary of the date on which Epicor first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of (i) 90 days prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Epicor’s bylaws require that certain information and acknowledgments with respect to the proposal or nomination and the stockholder making the proposal or nomination be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website at www.epicor.com.

Important Notice Regarding the Availability of Proxy Materials for Epicor’s 2009 Annual Meeting	The Proxy Statement and form of proxy, together with Epicor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements, are available at http://ir.epicor.com/phoenix.zhtml?c=86140&p=irol-reportsAnnual.

Directions to Attend the 2009 Annual Meeting and Vote in Person	The Epicor 2009 Annual Meeting is being held at the Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612. To get to the Epicor 2009 Annual Shareholders meeting:

1.	Take the 405 freeway to the Jamboree Road exit

2.	Head Southwest on Jamboree Road

(exiting the 405 South, make a right on Jamboree)

(exiting the 405 North, make a left on Jamboree)

3.	Turn Right onto Michelson Drive.

4.	Turn Right onto Von Karman Ave.

5.	End at 18000 Von Karman Ave., Irvine, CA

6.	Visitor Parking is available immediately adjacent to the Marriott

7.	Enter the Hotel Lobby and the Concierge/Front Desk Attendant will direct you to the meeting.

For any questions or if you need further directions, please contact Epicor at 949-585-4000.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees	Currently, there are seven (7) members of the Board of Directors. The Board of Directors, following the recommendation and nomination of the Nominating and Governance Committee, has nominated L. George Klaus, Michael Kelly, Robert H. Smith, Michael L. Hackworth, James T. Richardson, John M. Dillon and Richard H. Pickup to stand for re-election and it is those seven (7) directors that are to be elected by the holders of Common Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven (7) nominees. All nominees are currently directors of the Company. Pursuant to an agreement with Elliott Associates, L.P. and its affiliates, a stockholder of the Company, the Company agreed to nominate Mr. Dillon and Mr. Pickup for election to the Board of Directors at the 2009 Annual Meeting of Stockholders.

If any Company nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until the earlier of his death, resignation or removal.

Name	Age	Position	Director Since
L. George Klaus	68	President, CEO, and Chairman of the Board	1996
Michael Kelly	61	Director	2005
James T. Richardson	61	Director	2008
Robert H. Smith	72	Lead Director	2003
Michael L. Hackworth	68	Director	2007
Richard H. Pickup	75	Director	2009
John M. Dillon	59	Director	2009

The Board of Directors recommends a vote “FOR” the election of each of L. George Klaus, Michael Kelly, Robert H. Smith, Michael L. Hackworth, James T. Richardson, John M. Dillon and Richard H. Pickup, the Company’s nominees to the Board of Directors.

L. George Klaus	George Klaus has been a director of the Company since February 1996, and has been Chairman of the Board since September 1996. On January 19, 2009, he became the Company’s President and Chief Executive Officer. Mr. Klaus served as Executive Chairman of the Company from February 19, 2008 through January 15, 2009. Mr. Klaus served as Chief Executive Officer of the Company from February 1996 through February 19, 2008. Mr. Klaus also served as President of the Company from February 1996 through November 1999 and from June 2001 to July 2005. Mr. Klaus is also a member of the Information and Computer Science CEO Advisory Board for the University of California, Irvine. Mr. Klaus received his Bachelor of Science in Mathematics from California State University, Northridge in 1963, and in 1964 studied at the graduate level in business and math.

Michael Kelly

Michael Kelly joined Epicor’s Board of Directors in September 2005. Since October 2005, Mr. Kelly has served as Chairman and CEO of Kinsale Associates, a merchant bank. From July 2005 to October 2005, Mr. Kelly served as CEO of Cape Semiconductor Inc., a fabless semiconductor company providing analog and mixed signal solutions to a variety of industries. Prior to that, from 1994 to 2005, Mr. Kelly was vice-chairman and senior managing director of Broadview International, LLC, an international technology investment banking firm and a division of Jefferies Inc. Mr. Kelly currently serves on the board of directors of Adept Technology, Inc. (NASDAQ: ADEP). Mr. Kelly holds a Bachelor of Arts degree in accounting from Western Illinois University, a Master of Business Administration from St. Louis University and is a certified public accountant.

James T. Richardson	The Board of Directors appointed James T. Richardson to serve as a director of the Company on October 17, 2008. Mr. Richardson is currently the chairman of the board of publicly traded FEI Corporation, which three year chairmanship expires on May 14, 2009 after which he will continue as an FEI director, and also serves as a director on the board of publicly traded Digimarc Corporation and privately-held Tripwire, Inc. His previous experience includes service from July 1998 to April 2001 as senior vice president and chief financial officer of publicly held WebTrends Corporation, a leading provider of web analytics and consumer-centric marketing intelligence solutions. From April 1994 to January 1998, he was senior vice president, corporate operations and chief financial officer of Network General Corporation, a provider of application and network management hardware and software. Mr. Richardson has also held chief financial officer and senior administrative positions at Logic Modeling Corporation and Advanced Logic Research, Inc. Mr. Richardson holds a doctorate degree in law, cum laude, from Northwestern School of Law of Lewis and Clark College and a master’s degree in business administration from the University of Portland. He received a Bachelor of Arts degree from Lewis and Clark College. He is also a trustee for Lewis & Clark College and serves as vice president of the board of the Oregon Historical Society

Robert H. Smith	Mr. Smith has been a director of the Company since May 2003. From 1996 through 2002, Mr. Smith was the CFO and Executive Vice President of finance and administration for Novellus Systems, Inc. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. Mr. Smith is a member of the board of directors of Cirrus Logic, Inc. (NASDAQ: CRUS). Mr. Smith is also on the board of directors of PLX Technology (NASDAQ: PLXT), Virage Logic (NASDAQ: VIRL) and ON Semiconductor (NASDAQ: ONNN). Mr. Smith holds a Bachelors degree in Business Administration from Oklahoma City University.

Michael L. Hackworth

Mr. Hackworth has been a director of the Company since November 2007. From June 2002 to April 2007, Mr. Hackworth served as chairman and CEO of Tymphany Corporation, a private audio transducer manufacturing company that he co-founded. He continued as a board member and chairman of Tymphany until October 2008 and also currently serves as “Advisor to Entrepreneurs,” assisting early stage management teams with strategy and financing, a role he has played since 1999. Mr. Hackworth also currently Chairs the board of publicly traded Cirrus Logic Inc. (NASDAQ: CRUS), and serves on the board of publicly traded Virage Logic Corp. (NASDAQ: VIRL). He also serves on several private boards of directors. Prior to becoming chairman in April 1999, Mr. Hackworth served as President and CEO of Cirrus Logic since its founding in January 1985. Prior to that,

Mr. Hackworth spent 18 years serving in positions of ever-increasing responsibility with Signetics Corp., a subsidiary of N.V. Philips, Motorola and Fairchild Semiconductor. Mr. Hackworth holds a Bachelor of Science degree in engineering from Santa Clara University.

John M. Dillon	Mr. Dillon has over thirty years of experience in technology companies. He began his career as a Systems Engineer for EDS (Electronic Data Systems) and then moved into a variety of sales management positions for various high tech companies including Oracle Corporation. During the past 15 years, Mr. Dillon has served as President and Chief Executive Officer for Hyperion Solutions and then as Chief Executive Officer for Salesforce.com. Beginning in 2002, Mr. Dillon served as Chief Executive Officer for Navis, LLC, a private company, specializing in software systems for operating large Marine Container Terminals and distribution centers. In 2007, Navis, LLC was sold to Zebra Technology and, in 2008, Mr. Dillon completed its transition to a subsidiary within Zebra Technology focused on real-time location, asset management and resource optimization solutions. Mr. Dillon also serves on the board of directors for Centerpointe Community Bank (OTC BB: CENP.OB). Mr. Dillon also serves on several private boards of directors including SaaS accounting software provider Intacct Corporation. Mr. Dillon holds a Bachelor of Science degree in engineering from the United States Naval Academy and an MBA from Golden Gate University. He served on active duty in the nuclear submarine service for five years before beginning his civilian career.

Richard H. Pickup	Mr. Pickup is one of the largest holders of the Company’s Common Stock. He has been active in the securities market for more than 50 years and has been involved with a number of different companies. For the last five years Mr. Pickup has been the President, Trustee and Manager of various affiliated investment entities. Mr. Pickup holds a Bachelor of Arts degree in economics and business from Whittier College.

Vote Required	The seven (7) nominees for director receiving the highest number of affirmative votes from holders of shares entitled to vote shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Recommended Vote	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE COMPANY’S SEVEN (7) NOMINEE DIRECTORS. Unless otherwise marked, proxies solicited by the Company will be voted FOR the election of the Company’s SEVEN (7) nominee directors.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers. Information pertaining to Mr. Klaus, who is currently a director and an executive officer of the Company, may be found in the section above.

Name	Age	Position	Executive Officer Since
Michael Pietrini	39	CFO/Exec. VP Finance and Admin.	April 15, 2009
Russell Clark	40	Sr. Vice President, Finance and Principal Accounting Officer	May 15, 2008

Michael Pietrini	Michael Pietrini has been employed by Epicor for more than 14 years. Most recently, on April 15, 2009, Mr. Pietrini was appointed the Company’s Chief Financial Officer and Executive Vice President of Finance and Administration. From March 2008 to April 2009, he held the position of Senior Vice President of sales and operations for the Americas, where he was responsible for the Company’s direct sales force and channel sales in the Americas representing Epicor’s industry-specific enterprise resource planning (ERP) solutions for manufacturing, distribution, enterprise service automation, financial services, hospitality and non-profit organizations. From January 2004 to March 2008, Mr. Pietrini served as the Company’s Vice President of sales for the Western Americas region with Epicor, where he initiated and implemented the Company’s transformation from selling traditional ERP to selling Extended Enterprise or “ERP II” which encompasses traditional ERP, e-commerce and supply chain management. Mr. Pietrini joined Epicor in 1995 as a business development representative upon graduation from college, growing with the Company and serving in numerous sales operations management roles garnering extensive experience in sales, consulting, customer service, product development, marketing and business development. Prior to joining Epicor, he worked in the finance department for a large Minnesota-based commercial lender. Pietrini graduated Cum Laude with a Bachelor of Science degree in Finance from St. Cloud University in St. Cloud, Minnesota.

Russell Clark	Beginning May 15, 2008, Russell Clark held the position of Senior Vice President, Finance and the Company’s principal accounting officer. For the period of March 13, 2009 through April 15, 2009, Mr. Clark also held the position of Interim Chief Financial Officer. Prior to May 2008, Mr. Clark had been the Company’s Vice President, Finance and Corporate Controller of Epicor since July 2006. From August 2004 through June 2006, he served as Vice President, Finance and Chief Accounting Officer at Peregrine Systems, Inc., a developer of enterprise IT asset management and help desk software, until its acquisition by Hewlett-Packard Company. From August 2002 through August 2004, he served as Vice President Finance and Corporate Controller of Fair Isaac Corporation, a provider of enterprise analytics software and services. From January 2000 through August 2002, he served as Senior Vice President, Corporate Finance, for HNC Software Inc., a provider of enterprise analytics software and services, until its acquisition by Fair Isaac Corporation. From August 1990 through January 2000, Mr. Clark served in the technology industry group of PricewaterhouseCoopers LLP, most recently as Senior Manager, Audit and Business Advisory Services. He graduated with highest distinction earning a Bachelors degree in Business Administration with an emphasis in accounting from The University of Iowa and is a certified public accountant.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held thirteen (13) meetings during fiscal year 2008. Each director attended or participated telephonically in 75% or more of the aggregate of (i) the total number of the meetings of the Board of Directors (held during the period for which such director was a director) and (ii) the total number of meetings of all committees on which such director served (held during the period for which such director served as a committee member) during fiscal year 2008.

Board Independence	The Board of Directors has determined that each of its current directors, including all nominee directors, has no material relationship with Epicor and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect, with the exception of George Klaus, who serves as the Company’s Chairman, President and CEO.

Committees of the Board of Directors	The Board of Directors has Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors and are non-employee directors. The following describes each committee and its function, its current membership and the number of meetings held during fiscal year 2008.

Audit Committee	The Audit Committee currently consists of Messrs. Mike Kelly, Smith, Hackworth and Richardson, each of whom is independent within the meaning of the applicable NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Mike Kelly currently serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Mike Kelly is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held six (6) meetings during fiscal year 2008. Through February 19, 2008, former Board member Thomas Kelly served as chairman of the Audit Committee and also as the “audit committee financial expert.” On February 19, 2008, Thomas Kelly became the Company’s President and Chief Executive Officer, positions he held until January 19, 2009, therefore he was no longer a member of any of the committees of the Company’s Board of Directors, including the Audit Committee. From February 19, 2008, the Audit Committee consisted of Messrs Mike Kelly, Smith, Hackworth and Harold Copperman. Mr. Copperman did not stand for re-election at the 2008 Annual Meeting of Stockholders held on May 27, 2008 and thereafter was no longer a member of the Audit Committee. Mr. Richardson was appointed to the audit committee on October 27, 2008.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on Epicor’s website at www.epicor.com/investors under “Corporate Governance.” The audit committee reviews and reassesses the adequacy of the charter on an annual basis.

The Audit Committee oversees the accounting, financial reporting and audit processes; makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements and reviews our internal controls and procedures to ensure compliance with the Sarbanes-Oxley Act of 2002.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

The Audit Committee Report is included herein on page 69.

Nominating and Governance Committee	The Nominating and Governance Committee currently consists of Messrs. Mike Kelly, Hackworth and Smith, each of whom is independent within the meaning of the applicable NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Smith serves as Chairman of the Nominating and Governance Committee and also as the Lead Director. Through February 19, 2008, the Nominating and Governance Committee consisted of Messrs. Thomas Kelly, Harold Copperman and Smith. On February 19, 2008, Thomas Kelly became the Company’s President and Chief Executive Officer, positions he held until January 19, 2009, therefore he was no longer a member of any of the committees of the Company’s Board of Directors, including the Nominating and Governance Committee. Mr. Copperman did not stand for re-election at the May 27, 2008 Annual Meeting of Stockholders, therefore, he was no longer a member of the Nominating and Governance Committee.

The Nominating and Governance Committee held seven (7) meetings during fiscal year 2008 and acted by Unanimous Written Consent on several occasions as well. The Board of Directors has adopted the Nominating and Governance Committee charter; which is available on Epicor’s website at www.epicor.com/investors under “Corporate Governance.”

The Nominating and Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to the Company and the Board of Directors; oversees the evaluation of the Board of Directors and management and oversees and sets compensation for the Board of Directors.

The Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above under the section “Deadline for Receipt of Stockholder Proposals” and are discussed in detail in our bylaws, which will be provided to you upon written request.

Director Qualifications	The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding Epicor values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a reasonable number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Identification and Evaluation of Nominees for Directors	The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Four of the seven nominees for election to the Board this year, namely Messrs. Klaus, Smith, Kelly and Hackworth, have previously stood for election to the Board by the stockholders. Messrs. Richardson, Dillon and Pickup have not previously stood for election to the Board by the stockholders.

Mr. Richardson joined the Board on October 17, 2008. He first came to the attention of the Board through former Board member and former Chief Executive Officer Thomas Kelly, who knew Mr. Richardson as a result of their affiliations with FEI Corporation. The Board considered Mr. Richardson and his qualifications and voted to appoint him to the Board on October 17, 2008. Since that time, Mr. Richardson has served actively on the Board and the Audit Committee. Mr. Richardson’s background and qualifications are identified in the section entitled “James T. Richardson” beginning on page 6 hereof.

Mr. Dillon joined the Board on February 24, 2009. He first came to the attention of the Board through the recommendation of one of the Company’s largest shareholders, Elliot and Associates. The Board considered Mr. Dillon and his qualifications and voted to appoint him to the Board on February 24, 2009. Since that time, Mr. Dillon has served actively on the Board. Mr. Dillon’s background and qualifications are identified in the section entitled “John M. Dillon” beginning on page 7 hereof.

Mr. Pickup joined the Board on February 24, 2009. Mr. Pickup was known to the Board as a result of his long standing position as one of the Company’s largest shareholders. His possible interest in joining the Board came to the attention of the Board through its chairman George Klaus. The Board considered Mr. Pickup and his qualifications and voted to appoint him to the Board on February 24, 2009. Since that time, Mr. Pickup has served actively on the Board. Mr. Pickup’s background and qualifications are identified in the section entitled “Richard H. Pickup” beginning on page 7 hereof.

Compensation Committee	The Compensation Committee currently consists of Messrs. Hackworth, Michael Kelly and Smith, each of whom is independent within the meaning of the applicable NASDAQ Stock Market, Inc. director independence standards, as currently in effect. The Compensation Committee held six (6) meetings during fiscal year 2008 and acted by unanimous consent on several occasions. The Compensation Committee also met in January and February 2009, following the end of fiscal year 2008, to review fiscal year 2008 compensation and set fiscal year 2009 compensation. Mr. Hackworth currently serves as Chairman of the Compensation Committee. Through February 19, 2008, the Compensation Committee consisted of Messrs. Thomas Kelly, Mike Kelly, Hackworth and Smith, with Mr. Smith acting as Chairman. On February 19, 2008, Thomas Kelly became the Company’s President and Chief Executive Officer, positions he held until January 19, 2009, therefore he was no longer a member of any of the committees of the Company’s Board of Directors, including the Compensation Committee.

The Compensation Committee Report is included herein on page 30.

Role of our Compensation Committee	The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available at www.epicor.com/investors under “Corporate Governance.”

One of the primary responsibilities of the Compensation Committee is administering the Company’s executive compensation program. Specifically, the Compensation Committee oversees and makes recommendation to the Board of Directors regarding our compensation and benefit plans and policies, administer our stock plans and reviews and approves annually all compensation decisions relating to all executive officers, including our chief executive officer.

The Compensation Committee annually performs a review of our compensation policies, including policies and strategy relating to executive compensation, including the appropriate mix of base salary, bonuses and long-term incentive compensation. The Compensation Committee also reviews and approves all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including our 401(k), long-term incentive plan and management incentive plan) for its executive officers. The Company’s processes and procedures for the consideration and determination of executive and director compensation are discussed in further detail below under the section “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, no member of the Compensation Committee was an officer or employee of Epicor, and no member of the Compensation Committee has been at any time in the past an officer of Epicor. During fiscal year 2008, no member of the Compensation Committee or executive officer of Epicor served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance	The Company’s policy is to invite, but not require directors to attend annual meetings of Epicor stockholders. One director attended the Company’s 2008 annual meeting of stockholders.

Communicating with the Board of Directors	Epicor’s policy is that stockholders may communicate with the Board of Directors by submitting an email to bod@epicor.com, or by writing to us at Epicor Software Corporation, Attention: Board of Directors, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded. All other stockholder communications related to the Board and the Company’s business are forwarded directly to the entire Board of Directors by the General Counsel of the Company.

Code of Ethics	The Board of Directors has adopted a Worldwide Code of Business Conduct and Code of Ethics, which is applicable to the Company, including the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and all officers of the Company. The Board has also adopted separate Corporate Governance Guidelines, which contains provisions specifically applicable to directors.

We will provide a copy of the Worldwide Code of Business Conduct and Code of Ethics and/or the Corporate Governance Guidelines upon request made by email to investorrelations@epicor.com or in writing to Epicor Software Corporation, Attention: Investor Relations, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612. Epicor will disclose any amendment to the Worldwide Code of Business Conduct and Code of Ethics or the Corporate Governance Guidelines or waiver of a provision of the Worldwide Code of Business Conduct and Code of Ethics or the Corporate Governance Guidelines, including the name of the officer to whom the waiver was granted, on our website at www.epicor.com, on the Investor Relations page.

DIRECTOR COMPENSATION

2008 Director Compensation Table (1)

Name	Fees Earned or Paid in Cash ($) (3)	Option Awards ($) (4)	Stock Awards ($) (5)	Total ($)
Thomas F. Kelly (2)(6)	$21,000	$—	$45,410	$66,410
Robert H. Smith (6)	125,001	—	116,320	241,321
Michael Kelly (6)	107,001	—	116,320	223,321
James T. Richardson (6)	14,646	—	135,580	150,226
Michael Hackworth (6)	88,334	—	149,299	237,633
Harold Copperman (6)	31,500	—	149,299	180,799
John M. Dillon (7)	—	—	—	—
Richard H. Pickup (7)	—	—	—	—

(1)	L. George Klaus, the Company’s Chairman and President and Chief Executive Officer is not included in this table as he is an employee of the Company and thus receives no additional compensation for his service as a director. Mr. Klaus’ compensation as an employee is listed in the Summary Compensation Table.

(2)	Mr. Thomas Kelly was the Company’s President and Chief Executive Officer February 19, 2008 through January 19, 2009. Prior to February 19, 2008, Mr. Thomas Kelly served as an independent director of the board. Upon becoming an employee of the Company on February 19, 2008, Mr. Kelly was no longer eligible to receive additional compensation for his service as a director. Thomas Kelly’s compensation as an employee is listed in the Summary Compensation Table.

(3)	Includes annual retainer, committee chair fees (as applicable) and board and committee meeting fees, as described below

(4)	This column reflects the dollar amount of option awards recognized in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2008 disregarding forfeiture assumptions. The assumptions used to calculate the numbers in this column are set forth under Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report of Form 10-K for 2008 filed with the SEC on March 16, 2009.

(5)	This column reflects the dollar amount of stock awards recognized in accordance with FAS 123R for financial statement reporting purposes for the fiscal year ended December 31, 2008 disregarding forfeiture assumptions. The assumptions used to calculate the numbers in this column are set forth under Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2008 filed with the SEC on March 16, 2009.

(6)

On May 27, 2008, Messrs. Mike Kelly, Hackworth and Smith, received a grant of 15,094 shares of restricted stock in connection with their re-election as directors at the 2008 Annual Meeting of Stockholders. Each such grant of restricted shares vests quarterly over a one-year period and had a FAS 123R grant date fair value of $7.949. At December 31, 2008, the aggregate number of option awards and restricted stock awards outstanding was as follows: Mr. Thomas Kelly — 40,000 shares subject to options and no shares of restricted stock; Mr. Smith — 22,500 shares subject to options and 7,547 shares of restricted stock subject to a lapsing right of repurchase by the Company; Mr. Mike Kelly — 35,000 shares subject to options and 7,547 shares of restricted stock subject to a lapsing right of repurchase by the Company; Mr. Richardson — no shares subject to options and 15,000 shares of restricted stock subject to a lapsing right of repurchase by the Company and Mr. Hackworth — no shares subject to options and 15,047 shares of restricted stock subject to a lapsing right of repurchase by the Company.

(7)	Messrs. Dillon and Pickup did not join the Board until February 2009 and thus, did not receive any compensation as directors in 2008.

In 2008, the Board of Directors of the Company, as recommended by the Nominating and Governance Committee, approved the Company paying each non-employee director of the Company the following Cash and Equity compensation:

Cash Compensation	In 2008, the Company paid a $50,000 annual retainer fee and a $2,000 fee for physical attendance at a board meeting. The board meeting fee was $1,000 if attendance is via phone. Non-employee members of the Audit Committee, Nominating and Governance Committee and Compensation Committee were not paid any fees for attending individual committee meetings, but did receive yearly retainer fees of $12,000, $8,000 and $8,000, respectively for fulfilling such roles. Such retainers were paid out quarterly in advance. Additionally, the chairpersons of the Audit Committee, Nominating and Governance Committee and Compensation Committee received yearly retainer fees of $24,000, $16,000 and $16,000, respectively for fulfilling such roles and such retainers were paid out quarterly. The Lead Independent Director, Robert Smith, also received an annual retainer fee of $20,000 for fulfilling such role, which was paid out quarterly in advance. On November 24, 2008, the Board delegated authority to the Nominating and Governance Committee members for the additional interim task of assisting the Board and Company management in examining and exploring immediate business strategy, prospects for growth and opportunities to create value for stockholders. For this additional duty and delegation, which terminated in February 2009, the Nominating and Governance Committee members each received an additional retainer of $3,000 per quarter.

Equity Compensation	With respect to director equity compensation in 2008, the Board of Directors approved each newly appointed director receiving 20,000 shares of restricted stock. Mr. Richardson was the only non-employee director of the Company who commenced service on the Board of Directors in 2008. Furthermore, each director re-elected to the Board of Directors in 2008 received an additional grant of restricted shares of stock upon re-election of such director to the Board of Directors. Such grant was made in the number of restricted shares necessary to equal a total market value of $120,000 using the closing price of the Company Stock as of the date of the re-election. On May 27, 2008, the company held its 2008 annual shareholders meeting and the stock closing price on that date was $7.95 per share resulting in a grant of 15,094 shares of restricted Company stock to each of Messrs. Mike Kelly, Hackworth and Smith, upon such annual re-election. The re-elected directors paid par value of $0.001 for each share of restricted stock granted. The 20,000 share initial commencement grant vests as to 5,000 on the day of the grant and the remaining 15,000 shares begin vesting quarterly thereafter in equal blocks such that they are fully vested within two years of the grant. The 2008 re-election grant vests quarterly over one year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 6, 2009, regarding the beneficial ownership of the Common Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company’s capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the persons named in the Summary Compensation Table and (iv) all current directors and executive officers of the Company as a group:

	Common Stock
Name and Address of Beneficial Owner (†)(+)	Amount and Nature of Beneficial Ownership		Percentage of Class**
Richard H. Pickup	3,330,450	(1)	5.46%
Pickup Family Trust
Gamebusters Inc
TB Fund, LLC
Carole Pickup
Dito Caree, LP
Dito Devcar, LP
Pickup CRUT I
Pickup CRUT II
2321 Alcova Ridge Dr.
Las Vegas, NV 89134]

Todd Martin Pickup	5,663,800	(2)	9.29%
Dito Devcar Corporation
Vintage Trust II
Vintage Trust
Pickup Grandchildren’s Trust
Plus Four Equity Partners, L.P.
Pickup Living Trust
2532 Dupont Drive,
Irvine, CA 92612

Daruma Asset Management Inc	4,765,000	(3)	7.82%
80 West 40th Street, 9th Floor
New York, NY 10018

Barclay’s Global Investors, NA.	3,900,149	(4)	6.39%
Barclay’s Global Fund Advisors
Barclay’s Global Investors, Ltd.
Barclay’s Global Investors Japan Limited
Barclay’s Global Investors Canada Limited
Barclay’s Global Investors Australia Limited
Barclay’s Global Investors (Deutschland) AG
400 Howard Street
San Francisco, CA 94105

Elliott Associates, L.P.	7,846,000	(5)	12.87%
Elliott International, L.P
Elliott International Capital Advisors, Inc

	Common Stock
Name and Address of Beneficial Owner (†)(+)	Amount and Nature of Beneficial Ownership		Percentage of Class**
551 Fifth Avenue
New York, NY 10176.

L. George Klaus	3,771,195	(6)	6.19%
Robert H. Smith	346,706	(7)	*
Michael Kelly	117,397	(8)	*
James T. Richardson	63,803	(9)	*
Michael L. Hackworth	68,897	(9)	*
Russell Clark	97,173	(9)	*
John M. Dillon	20,000	(9)	*
Michael Pietrini	229,402	(10)	*
All current directors and officers as a group (9 persons)	8,045,023		13.2%

*	Less than 1%

**	Based on 60,942,059 shares of Epicor Common Stock outstanding on the Record Date, excluding 1,721,959 shares of Common Stock held by the Company as treasury stock.

†	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.

+	Unless otherwise indicated, the person named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(1)	This Information is based solely upon a Schedule 13D filed March 9, 2009.

(2)	This Information is based solely upon a Schedule 13G filed March 6, 2009.

(3)	This Information is based solely upon a Schedule 13G filed February 13, 2009.

(4)	This Information is based solely upon a Schedule 13G filed February 5, 2009.

(5)	This Information is based solely upon a Schedule 13D filed March 6, 2009. Shares listed do not include Elliott’s holdings of Company’s 2-3/8% Convertible Bonds due May 15, 2027 as reported on the Schedule 13D as such holdings are non-voting and are not convertible to common stock within sixty (60) days following the Record Date.

(6)	Includes 234,632 shares of common stock held by Mr. Klaus’s spouse and which for such shares Mr. Klaus disclaims beneficial ownership. Also includes 372,000 shares of common stock subject to options held by Mr. Klaus as well as 47,812 shares of common stock subject to options held by Mr. Klaus’s spouse and for which such spouse options he disclaims beneficial ownership. All of such options are vested and/or exercisable within sixty (60) days following the Record Date.

(7)	Includes 22,500 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date. Shares listed do not include Mr. Smith’s holdings of Company’s 2-3/8% Convertible Bonds due May 15, 2027 as reported on Mr. Smith’s Form 4 filed March 2, 2009 as such holdings are non voting and are not convertible to common stock within sixty (60) days following the Record Date.

(8)	Includes 35,000 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(9)	Includes no shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

(10)	Includes 53,175 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

PROPOSAL TWO: AMENDMENT AND RESTATEMENT OF THE 2007 STOCK INCENTIVE PLAN

We are asking stockholders to approve an amended and restated 2007 Stock Incentive Plan (the “Plan”) so that we can continue to use the Plan to achieve the Company’s employee performance, recruiting, retention and incentive goals, as well as receive a federal income tax deduction for certain compensation paid under the Plan. On April 21, 2009, the Board of Directors approved the amended and restated Plan, subject to stockholder approval at the Annual Meeting. The Plan was amended and restated to:

•	Increase the number of shares of Company common stock (“Shares”) reserved for issuance thereunder by 6 million Shares;

•

Amend the number of Shares by which the Share reserve is decreased for each Share issued pursuant to restricted stock awards, performance shares and performance units granted on or after April 21, 2009; and

•	Make certain other non-material changes to the Plan.

The Company currently grants stock options and performance-based restricted stock awards to the Company’s employees as an incentive to employees to increase long-term stockholder value. The Plan includes a variety of forms of equity awards, including stock options, stock appreciation rights, restricted stock, performance units, and performance shares to allow the Company to adapt its equity compensation program to meet the needs of the Company in the changing business environment in which the Company operates.

The Board of Directors and management believe that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing employee contributions to the success of the Company. The Board of Directors and management believe that equity awards are a competitive necessity in our high-technology industry, and are essential to recruiting and retaining the highly qualified technical and other key personnel who help the Company meet its goals, as well as rewarding and encouraging current employees. The Board of Directors and management believe that the ability to grant equity awards will be important to the future success of the Company.

The Plan does not have an “evergreen” provision that provides for an automatic increase in the number of the shares available for issuance each year. In addition, no Shares have been added to the Plan since the approval of the Plan at the 2007 Annual Meeting. If stockholders approve the amendment to the Plan, we currently anticipate that we will not need to ask stockholders for additional Shares for issuance under the Plan until the 2012 Annual Meeting, depending on business conditions and needs.

Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. If the stockholders approve the Plan, it will replace the version of the Plan that was approved by stockholders at the 2007 Annual Meeting. If stockholders do not approve the Plan, no Shares will be added to the total number of Shares reserved for issuance under the Plan and the version of the Plan approved in 2007 will remain in effect, provided that such version will include the non-material changes mentioned above.

Description of the Plan	The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the Plan.

Background and Purpose of the Plan. The Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, and (5) performance shares (individually, an “Award”). The Plan is intended to attract, motivate, and retain (1) employees of the Company and its subsidiaries, (2) consultants who provide significant services to the Company and its subsidiaries, and (3) directors of the Company who are employees of neither the Company nor any subsidiary. The Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of the Company’s stockholders, and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Administration of the Plan. The Plan provides that it shall be administered by the Board of Directors or a committee of directors appointed by the Board of Directors (referred to herein as the “Administrator”). To the extent the Administrator determines it to be desirable to qualify Awards granted under the Plan as performance-based compensation within the meaning of Section 162(m), the Plan shall be administered by a committee of two or more “outside directors” within the meaning of Section 162(m).

Subject to the terms of the Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and construe and interpret the terms of the Plan and Awards granted pursuant to the Plan. The Administrator may not, however, reprice awards or exchange awards for other awards, cash or a combination thereof, without the approval of the stockholders.

The number of Shares initially reserved for issuance under the Plan equaled (1) 6,000,000 Shares, plus (2) up to 628,000 Shares still available for issuance under the 2005 Stock Incentive Plan (the “2005 Plan”) and the 1999 Nonstatutory Stock Option Plan (the “1999 Plan”) as of March 21, 2007, and (3) up to 3,933,000 Shares that may become available for issuance due to the expiration, cancellation or forfeiture of Awards granted under the Company’s 2005 Plan and the 1999 Plan. Thus, the actual increase in Shares available for grant under the Company’s equity incentive plans was 6,000,000 (given that 3,000,000 of the Shares were already approved for grant under the 2005 Plan and 6,000,000 of the Shares were already approved for grant under the 1999 Plan). As of April 6, 2009, a total of 4,836,289 Shares were subject to outstanding Awards out of all of the Company Plans, including 3,264,722 restricted stock awards and 1,571,567 shares subject to option grants and, prior to giving effect to the increase for which we are seeking approval, 388,410 Shares remain available for issuance out of the 2007 Plan. As of April 6, 2009, the weighted average exercise price of all outstanding options was $7.82 and weighted average remaining term of all outstanding options was 4.36 years.

If Stockholders approve the amended and restated Plan, the number of Shares reserved for issuance under the Plan shall be increased by 6,000,000 Shares. If stockholders approve the Plan, the Company currently expects that it will not need to ask stockholders to approve additional Shares for the Plan until the 2012 Annual Meeting of Stockholders, depending on business conditions and needs.

For restricted stock awards, performance shares or performance units granted prior to April 21, 2009, the number of Shares available for issuance was reduced by 2 Shares for each Share issued or to be issued pursuant to such Awards. For restricted stock awards, performance shares or performance units granted on or after April 21, 2009, the number of Shares that remain available for issuance will be reduced by 1.5 Shares for each Share issued pursuant to such Awards.

If an Award expires, is surrendered pursuant to an exchange program or becomes unexercisable without having been settled in full, or if Shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, then any such Shares that are reacquired or subject to such terminated Award will again become available for issuance under the Plan. For restricted stock awards, performance shares or performance units, the number of reacquired Shares that will again become available for issuance under the Plan will be 2 Shares or 1.5 Shares for each Share subject to such Awards, depending on whether the Award was granted prior to April 21, 2009, or on or after April 21, 2009, respectively.

Also, if the Company experiences a stock dividend, reorganization, or other change in capital structure, such that an adjustment is determined by the Administrator to be appropriate in order to prevent diminution or enlargement of the benefits or potential benefits intended to be available under the Plan, then the Administrator shall adjust the number and class of Shares available for issuance under the Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Eligibility to Receive Awards. The Administrator selects the employees, consultants, and directors who will be granted Awards under the Plan. The actual number of individuals who will receive Awards cannot be determined in advance because the Administrator has the discretion to select the participants.

Stock Options. A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the Plan, the Administrator may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). The Administrator will determine the number of Shares covered by each option, but during any fiscal year of the Company, no participant may be granted options (and/or stock appreciation rights) covering more than 1,500,000 Shares. Notwithstanding the foregoing, during the fiscal year in which the participant first becomes an employee, he or she may be granted options (and/or stock appreciation rights) covering up to an additional 1,500,000 Shares. The exercise price of the Shares subject to each option is set by the Administrator but cannot be less than 100% of the fair market value (on the date of grant) of the Shares covered by the option. An exception would be made for any options that the Administrator grants in substitution for options held by employees of companies that the Company acquires (in which case the exercise price preserves the economic value of the employee’s cancelled option from his or her former employer).

In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000.

Options become exercisable at the times and on the terms established by the Administrator. The Administrator also establishes the time at which options expire, but the expiration may not be later than ten years after the grant date. With respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option may not exceed five years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time determined by the Administrator and set forth in the Award agreement. In the absence of such a determination by the Administrator, the participant generally will be able to exercise his or her option for (1) three months following his or her termination for reasons other than death or disability, or (2) twelve months following his or her termination due to death or disability.

The exercise price of each option may be paid by (1) cash, (2) check, (3) promissory note, (4) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (5) other Shares (in the case of Shares acquired upon exercise of an option, which have been owned by the participant for more than six months on the date of surrender) which have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which the option shall be exercised, (6) a reduction in the amount of any Company liability to the participant, (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable laws, or (8) by any combination of the foregoing. At the time of exercise, a participant must pay any taxes that the Company is required to withhold.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) are awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Administrator) equal to (1) the number of shares exercised, times (2) the amount by which the Company’s stock price exceeds the exercise price. The exercise price is set by the Administrator, but cannot be less than 100% of the fair market value of the covered Shares on the grant date. A SAR may be exercised only if it becomes vested based on the vesting schedule established by the Administrator. SARs expire under the same rules that apply to options and are subject to the same per-person limits (1,500,000 covered Shares for SARs and/or options in any fiscal year plus an additional 1,500,000 Shares for SARs and/or options in the fiscal year in which the participant first becomes an employee).

Restricted Stock. Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Administrator.

The Administrator determines the number of Shares of restricted stock granted to any participant, but during any fiscal year of the Company, no participant may be granted more than 1,000,000 Shares of restricted stock (and/or performance shares). Notwithstanding the foregoing, a participant may be granted an additional 1,000,000 Shares of restricted stock (and/or performance shares) in the fiscal year in which he or she first becomes an employee.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the Administrator. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to Shares; provided, however, that dividends and distributions generally will be subject to the same vesting criteria as the Shares upon which the dividend or distribution was paid.

Performance Units and Performance Shares. Performance units and performance shares are awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Administrator) only if performance goals and/or other vesting criteria established by the Administrator are achieved or the Awards otherwise vest. The applicable performance goals (which may be solely continued employment) will be determined by the Administrator, and may be applied on a company-wide, business unit or individual basis, as deemed appropriate in light of the participant’s specific responsibilities (see “Performance Goals” below for more information).

During any fiscal year of the Company, no participant may receive performance units having an initial value greater than $14,000,000. The Administrator establishes the initial value of each performance unit on the date grant. Additionally, grants of performance shares are subject to the same per-person limits as restricted stock (1,000,000 Shares in any fiscal year plus an additional 1,000,000 Shares in the fiscal year in which the participant first becomes an employee).

Performance Goals. The Administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award. If the Administrator desires that an Award qualify as performance-based compensation under Section 162(m) (discussed below), then at the Administrator’s discretion, one or more of the following performance goals may apply:

•	EBITDA;

•	Revenue;

•	Profit after tax;

•	Return on equity;

•	Free cash flow; and

•	Total stockholder return.

Each of these goals is defined in the Plan. Any criteria used may be measured, as applicable (1) in absolute terms, (2) in relative terms (including,

but not limited to, passage of time and/or against another company or companies), (3) on a per-share basis, (4) against the performance of the Company as a whole or a business unit of the Company, and/or (5) on a pretax or after-tax basis.

By granting awards that vest upon achievement of performance goals, the Administrator may be able to preserve the Company’s deduction for certain compensation in excess of $1,000,000. Section 162(m) limits the Company’s ability to deduct annual compensation paid to the Company’s Chief Executive Officer and each of the Company’s three most highly compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer) to $1,000,000 per individual. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of Awards that any individual may receive, and for Awards other than stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The performance goals listed above, as well as the per-person limits on shares covered by Awards, permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with such Awards.

Awards to be Granted to Certain Individuals and Groups. The number of Awards (if any) that an employee, consultant, or director may receive under the Plan is in the discretion of the Administrator and therefore cannot be determined in advance. Our executive officers and directors have an interest in this proposal because they are eligible to receive Awards under the Plan. The following table sets forth (a) the total number of Shares subject to options granted under the 2007 Plan during the last fiscal year, (b) the weighted average per Share exercise price of such options, and (c) the total number of Shares issued pursuant to option and restricted stock awards granted under the 2007 Plan during the last fiscal year. No other type of Award was granted under the 2007 Plan during the last fiscal year. The last reported trade price for Shares on April 6, 2009, was $4.15.

Name of Individual or Group	Number of Securities Underlying Options Granted	Weighted Average Per Share Exercise Price	Number of Securities Underlying Stock Purchase Rights Granted
L. George Klaus	100,000	8.12	0	(1)
Chairman of the Board, President and Chief Executive Officer

Mark A. Duffell	0	—	70,000	(1)
Former President and Chief Operating Officer (2)

Michael A. Piraino	0	—	51,000	(1)
Former Executive Vice President and Chief Financial Officer (2)			70,000	(3)

Russell Clark	0	—	33,000	(1)
Senior Vice President, Finance and Chief Accounting Officer			34,000	(3)

Thomas F. Kelly	200,000	8.12	228,000	(1)
Former President and Chief Executive Officer (2)

All executive officers, as a group	300,000	8.12	486,000

All directors who are not executive officers, as a group	0	—	70,282	(3)

All employees who are not executive officers, as a group	0	—	1,062,080	(1)
			520,490	(3)

(1)	Amounts reflect restricted stock grants in 2008 to Company Executive Officers pursuant to the Company’s Performance Based Restricted Stock Program under the Plan. See Compensation Discussion and Analysis under the heading “Long Term Incentive Compensation” for a description of the Plan and its terms.

(2)	Mr. Duffell’s employment with the Company terminated on March 31, 2008; Mr. Piraino’s employment with the Company terminated on May 15, 2008; and Mr. Kelly’s employment with the Company terminated on January 19, 2009. Thus they are no longer eligible to receive grants under the Plan.

(3)	Amounts reflect time based restricted stock grants in 2008 to Company Executive Officers.

Limited Transferability of Awards. Awards granted under the Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the Administrator may permit an individual to transfer an Award to an individual or entity. Any transfer shall be made in accordance with procedures established by the Administrator.

Change of Control. Except as otherwise provided in the applicable Award agreement, in the event of a change of control of the Company, the participant, immediately prior thereto, shall fully vest in and have the right to exercise all of his or her outstanding options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock, performance units and performances shares will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% on-target levels and all other terms and conditions met. To the extent possible, the Administrator shall cause written notice of the change of control to be given to the persons holding Awards not less than ten days prior to the anticipated effective date of the change of control. In the event of a change of control of the Company, the Administrator may take such other action as is equitable and fair, in its sole discretion.

Federal Tax Aspects	The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options and Stock Appreciation Rights. No taxable income is recognized when a nonqualified stock option or a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Shares on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss.

Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be capital gain or loss.

Restricted Stock, Performance Units, and Performance Shares. A participant will not have taxable income upon grant of restricted stock, performance units, or performance shares. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value of the Shares on that date or the cash received minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.

Section 409A. Section 409A of the Internal Revenue Code provides certain new requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an Award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). As discussed above, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our three most highly compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer). However, the Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based compensation under Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with such Awards.

Amendment and Termination of the Plan	The Board generally may amend or terminate the Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent. Also, stockholder approval will be required for certain material amendments to the Plan, as provided under NASDAQ rules.

Summary	We believe strongly that the approval of the amended and restated Plan is essential to our continued success. Awards such as those provided under the Plan constitute an important incentive and help us to attract and retain people whose skills and performance are critical to our success. Our employees and directors are our most important asset. The Plan is vital to our ability to attract and retain outstanding and highly skilled individuals to work for the Company.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to approve the Plan. Abstentions will have the effect of a vote “against” the approval of the Plan. All shares that you hold through a broker or other nominee will only be voted for approval of the Plan if you have provided specific voting instructions to your broker or other nominee to vote your shares on this proposal.

Recommended Vote	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE 2007 STOCK INCENTIVE PLAN

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected McGladrey & Pullen, LLP (“M&P”) to audit our financial statements for the fiscal year ending December 31, 2009.

M&P has served as our independent registered public accounting firm since April 2006. The Board of Directors expects that representatives of M&P will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Epicor and its stockholders. If the stockholders do not ratify the appointment of M&P, the Board of Directors may reconsider its selection.

Fees Billed By McGladrey & Pullen, LLP During Last Two Fiscal Years	The following tables set forth the approximate aggregate fees billed to Epicor during fiscal years 2008 and 2007 by M&P:

McGladrey & Pullen, LLP	2007	2008
Audit Fees (1)	$2,500,244	$2,208,894
Audit-Related Fees (2)	$—	$678,109
Tax Fees (3)	$—	$—
All Other Fees	$—	$—

Total Fees	$2,500,244	$2,887,003

(1)	Audit Fees: This category includes fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, including all fees related to review of internal controls and compliance pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and statutory audits required by non-U.S. jurisdictions.

(2)	Audit-Related Fees: This category consists of assurance and related services by M&P that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

(3)	Tax Fees: This Category consists of fees for professional services rendered by M&P for tax compliance including tax return preparation as well as any fees associated with tax planning.

The Audit Committee has established a policy governing our use of our independent auditors M&P for non-audit services. Under the policy, management may use the independent auditors for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal 2008 and fiscal 2007, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by M&P were approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures established by the Audit Committee.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by M&P is compatible with maintaining their independence.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of M&P as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of M&P as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Recommended Vote	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF MCGLADREY & PULLEN, LLP AS EPICOR’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted by:

Robert H. Smith

Michael Kelly

Michael Hackworth

Compensation Discussion And Analysis

Overview of Compensation Program and Philosophy	The Company’s compensation programs are designed to align the creation of stockholder value with the compensation earned by our executive officers by rewarding the achievement of both annual and longer term goals of the Company. Specifically, the Company’s objectives for its compensation programs are to:

•	Attract, motivate, reward and retain superior talent;

•	Ensure that compensation is commensurate with Company performance and stockholder returns;

•	Encourage superior performance;

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value; and

•	Provide performance awards for the achievement of financial and operational targets and other strategic objectives that are critical to our long-term growth.

In order to achieve these objectives, the Compensation Committee has implemented and maintains compensation plans (both short and long term) that tie a substantial portion of the executives’ overall compensation to key financial and operational goals. The Company’s compensation programs reward executive officers for achieving these financial and operational goals, as well as achieving other objectives tied to individual performance. The Compensation Committee targets individual executive compensation at levels the Compensation Committee believes are comparable to, and competitive with, executives in other companies that are operating primarily in the high technology marketplace, including, specifically, competitors in the enterprise resource planning (ERP) software mid-market, all while taking into account the Company’s relative performance and strategic goals.

Executive Officers During Fiscal 2008	The Company’s management has undergone certain executive officer transitions that are valuable in understanding the following compensation discussion and analysis.

•

Mr. Klaus previously served as the Company’s Chairman and Chief Executive Officer prior to February 19, 2008, the Company’s Executive Chairman from February 19, 2008 to January 15, 2009 and he was then reappointed as the President and Chief Executive Officer of the Company on January 19, 2009.

•	Mr. Thomas Kelly, who is no longer employed by the Company, served as the Company’s President and Chief Executive Officer for the period between February 19, 2008 and January 19, 2009.

•	Mr. Michael Piraino, who is no longer employed by the Company served as the Company’s Executive Vice President and Chief Financial Officer through May 15, 2008.

•

Mr. Russell Clark was appointed to serve as the Company’s Senior Vice President, Finance and the Company’s Principal Accounting Officer on May 15, 2008 and was appointed Interim Chief Financial Officer on March 13, 2009.

•

Mr. Mark Duffell, who is no longer employed by the Company, served as the Company’s President and Chief Operating Officer through February 19, 2008 and was no longer employed by the Company effective as of March 31, 2008.

Role of Executive Officers and Consultants in Compensation Decisions	The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has periodically done so. Prior to 2007, the Compensation Committee had not retained compensation consultants to assist in creating and administering Epicor’s compensation policies for its executives. However, to assist management and the Compensation Committee, including in assessing and determining competitive compensation packages, in 2007 and continuing into 2008, the Compensation Committee retained an outside consulting firm specializing in executive compensation, Meyercord & Associates (“Meyercord”). During 2008, Meyercord assisted the Compensation Committee by updating an annual benchmark review of our executive compensation against a Committee defined Peer Group as discussed in more detail below. During 2008 Meyercord also assisted the Committee by providing industry Compensation analysis related to the Company’s then ongoing CFO search. Meyercord has not provided any other services to Epicor and has received no compensation other than with respect to the services provided to the Compensation Committee.

The Compensation Committee meets periodically by invitation with Epicor’s Chief Executive Officer (CEO), and/or other company executives such as the Chief Financial Officer (CFO), Principal Accounting Officer (PAO) and vice president (VP) of human resources (HR) to obtain information and/or recommendations with respect to Company compensation programs, practices and packages for executives and other employees, including base salaries, bonus targets and equity compensation. The Compensation Committee also regularly holds executive sessions, which are not attended by any members of management or non-independent directors. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee weighs such management recommendations against the information from independent sources, such as compensation survey data from such resources as Meyercord and other available resources, prior to making any final determinations.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the Company’s officers, including its named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. For example, during fiscal year 2007, the Compensation Committee delegated to the Company’s Chairman and CEO, George Klaus, the authority to grant long-term incentive awards to employees below the level of executive vice president under Equity Granting guidelines set by the Compensation Committee. This same authority was then delegated to Thomas Kelly following his appointment as CEO in February 2008. This authority remains delegated to our CEO. The Compensation Committee has also authorized the Company’s CEO to make salary adjustments and short-term incentive (bonus) decisions for employees other than executive officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to executive officer compensation and the Compensation Committee makes all determinations regarding executive officer compensation.

Benchmarking of Cash and Equity Compensation	The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the high technology industry. In early 2008, the Compensation Committee commissioned an update to its previous benchmarking study conducted by Meyercord in 2007. At the Compensation Committee’s request, Meyercord compiled, reviewed and compared the recent cash and equity compensation practices of a number of publicly and privately held companies each in the high technology industry with emphasis on software companies (the “Peer Group”) with the existing compensation program for the Company’s Executives. These companies were chosen for inclusion in the study based on certain business characteristics similar to ours, including revenues, stage of development, employee headcount and market capitalization. In addition to benchmarking studies, the Compensation Committee has historically taken into account input from other sources, including input from other independent members of the Company’s Board of Directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Compensation Committee believes that gathering this information is an important part of its compensation-related decision-making process. In early 2009, the Compensation Committee commissioned a review and update to its previous benchmarking study conducted by Meyercord in 2008.

2008 and 2009 Executive Compensation	The above policies guide the Compensation Committee in assessing the proper allocation between long-term compensation, current cash compensation and short-term annual bonus compensation. Based in large part upon the foregoing compensation objectives, the Compensation Committee has designed the Company’s annual and long-term incentive-based cash and non-cash executive compensation to both incentivize its executives to achieve the business goals set by the Company and to reward them for attaining these goals.

In making its compensation decisions, the Compensation Committee has historically benchmarked its salary and short and long term equity and non-equity target incentive levels and practices, as well as its performance results in relation to other comparable software industry companies and high technology companies of comparable size and performance in terms of revenue, market capitalization, number of employees, EPS and other similar factors. This peer group of publicly and privately-held companies (collectively, the “Peer Group”) is annually reviewed and updated by the Compensation Committee and consists of companies against which the Compensation Committee believes the company competes for executive talent. Such Peer Group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards). It does not generally include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.

The companies comprising the 2008 and 2009 Peer Group for Executive Compensation were:

•	Ariba, Inc.
•	Borland Software Corp.
•	CSG Systems International, Inc.
•	i2 Technologies, Inc.
•	Informatica Corp.
•	JDA Software Group, Inc.
•	Lawson Software, Inc.
•	Manhattan Associates, Inc.
•	MicroStrategy, Inc.
•	NDS Group Limited
•	Novell, Inc.
•	Parametric Technology Corp.
•	Progress Software Corp.
•	Red Hat, Inc.
•	Salesforce.com, Inc.
•	SPSS Inc.
•	Sybase, Inc.
•	TIBCO Software Inc.
•	The Trizetto Group, Inc.
•	Wind River Systems, Inc.

While the Peer Groups are comprised of companies that are both smaller and larger than the Company with respect to size and performance criteria, the Company has in recent years begun to compete with many larger entities for its executive talent. Therefore, while historically Epicor’s goal had been to target its total compensation package for its executives at the median level (that is, 50th percentile) among the Peer Group, beginning with 2006, the Compensation Committee decided to target base pay at the median level (that is, 50th percentile) among the Peer Group, but to target the executive’s total cash and equity compensation between the 50th and 75th percentiles of the Peer Group. Beginning in 2007 and continuing through 2008 and now, 2009, the Compensation Committee determined to target base pay, total cash and equity compensation at the 75th percentile among the Peer Group. This decision was made in part after considering factors such individual factors as job performance, skill set, experience and the executive’s time in his or her position and/or with Epicor in general, as well as growing external pressures to attract and retain talent. Positioning base pay closer to the 75th percentile of peer companies assists the Company in controlling its fixed costs while designing a total compensation plan to target the higher 75th percentile of the Peer Group, provides higher incentive compensation opportunity based on the Company’s financial performance, rewards exceptional goal achievement and allows total compensation to be more competitive as a whole.

Except as described above, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between short and long-term and cash and non-cash compensation, or among different forms of compensation. This is due in part to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive. However, utilizing these broad goals, the Compensation Committee expects that, over the long term, the Company will be able to attract and retain top executive talent while continuing to generate stockholder returns in excess of the average of its peer group. Historically, and in both fiscal 2007 and 2008, the Compensation Committee granted a majority of total compensation to its executive officers in the form of performance based cash and equity incentive compensation.

2008 Executive Compensation Elements	For the fiscal year ended December 31, 2008, the primary components of compensation for the Company’s executive officers were:

•	base salary;

•	annual performance-based non equity incentive cash awards;

•	long-term equity incentive awards;

•	deferred compensation and other retirement benefits and

•	executive perquisites and generally available benefit programs.

Each of these elements is necessary to meet one or more of the primary objectives of the Company’s compensation policy. For instance, base salary levels are set with the intent of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform. Our annual performance-based non equity incentive awards and long-term equity incentive awards are also geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent over the longer term. Epicor believes that these elements of compensation have proven effective, and will continue to be effective in assisting the Company to achieve the objectives of its compensation program.

The Compensation Committee reviews the compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually along with the individual executive’s past and expected performance and future contributions to our business.

Base Salary	Base salaries for our executives are generally established based on the scope of their responsibilities, historical pay levels, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. The goal for the base salary component is to compensate employees at a level that approximates the median salaries of individuals in comparable positions and markets. Even if subject to employment agreements, base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review historically begins in the fourth quarter of each fiscal year and concludes in the first quarter of each fiscal year.

Our management retention agreement with Mr. Klaus, currently our Chairman, President and CEO, provides for a set salary of $736,403 per year in each of next two years, 2009 and 2010. In addition, our management retention agreement with Mr. Thomas Kelly, our former President and CEO, provided for an annual cash salary of $500,000 for fiscal year 2008. Mr. Kelly’s annual cash salary was arrived at following the committee’s consultation with the Company’s Compensation consultant Meyercord, and after extensive deliberation and analysis of the data and peer group information provided by such consultant. Such annual cash salary for Mr. Kelly was considered both competitive and in accord with the Company’s desired compensation objectives.

In early fiscal 2008, the Compensation Committee increased the base salaries of Mr. Piraino and Mr. Duffell in order to maintain these salaries in conformance with the Compensation Committee’s stated compensation objectives for Company executives. Mr. Klaus made recommendations to the Compensation Committee with respect to proposed salaries for fiscal 2008 for Mr. Piraino and Mr. Duffell. The Compensation Committee considered Mr. Klaus’ recommendations and then determined the increases that were appropriate to maintain the desired compensation objectives as stated herein for each executive, namely positioning base pay at or about the 75th percentile of peer companies in order to maintain a higher level of incentive compensation opportunity based on the Company’s financial performance, to reward continued exceptional goal achievement and to maintain total compensation as more competitive as a whole. Specifically, for 2008, Mr. Piraino’s annual base salary was increased by 4.8% to $346,000 and Mr. Duffell’s base salary was increased by 4.8% to $440,000. Mr. Klaus’ base salary and bonus target percentages were not increased because Mr. Klaus’ salary and bonus targets for 2006 through 2008 were set under the terms of his Retention Agreement. The fiscal 2008 base salary for Mr. Kelly, the Company’s former President and CEO, was $500,000 pursuant to his employment agreement with the Company.

In fiscal 2008, Mr. Clark, who has served as the Company’s Senior Vice President, Finance and Company Principal Accounting Officer from May 15, 2008 received a salary of $235,000 payable on a semi-monthly basis. Mr. Clark’s base salary was negotiated as part of his compensation package when he was promoted to Senior Vice President in May 2008.

Management Bonus Plan	Each year the Compensation Committee establishes a Management Bonus Plan (the “Bonus Plan”) to promote the achievement of company financial performance objectives based on various financial targets. The Bonus Plan is an annual cash incentive program. Annual incentive bonuses for executive officers and other officers of the Company are intended to reflect the Compensation Committee’s belief that a significant portion of the compensation of each executive officer should be contingent upon the performance of Epicor, and for non-executive officers, the individual contribution of such officer. The targets for the Bonus Plan are determined through our annual planning process, which generally begins in October before the beginning of the next fiscal year. This operating plan is developed by the Board of Directors of the Company, including at the time, Messrs. Klaus and Thomas Kelly for the fiscal 2009 operating year, on the basis of (i) the Company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors that, based on historical experience, are expected to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes can be realized, (iv) competitive conditions faced by the Company and (v) additional expenditures beyond prior fiscal years. By taking all of these factors into account, including market conditions, the earnings goal and revenue targets are determined. The Compensation Committee believes that achievement of these goals will require significant effort by the Company’s officers who participate in the Bonus Plan.

As a result of this Bonus Plan, the proportion of each executive’s total cash compensation that is represented by incentive based income, may increase in those years in which the Company’s profitability increases. The Bonus Plan is intended to motivate and reward executive officers by directly linking the amount of any incentive bonus to specific company-based performance targets and specific individual-based performance targets. The Compensation Committee evaluates the Company’s performance as well as that of its executive officers and approves a bonus percentage based upon the results of its evaluation after the end of each fiscal year. To help achieve Epicor’s goal of retaining key talent, an executive must remain an employee for the entire fiscal year in order to be eligible for any bonus under the Bonus Plan that relates to that fiscal year. Historically, bonuses have been payable in cash unless the executive elects to defer all or part of the bonus into the Company’s Deferred Compensation Plan described below.

The Compensation Committee uses an adjusted EBITDA measure along with revenue as targets under the Bonus Plan. The adjusted EBITDA measure excludes foreign currency, restructuring charges and in process research and development. The Compensation Committee believes that adjusted EBITDA better facilitates comparisons of the Company’s operating performance from period to period by enhancing the understanding of our operating results from period to period and in comparing performance with Peer Group competitors.

Adjusted EBITDA is believed to be a useful tool given the significant variation that can result from such factors as the timing of capital expenditures and the amount of intangible assets recorded, foreign currency exchange risk and such other “non-operating” results. Under the terms of the Bonus Plan, each of the two targets (adjusted EBITDA and revenue) are equally weighted at 50% of each executives potential plan payout and each goal operates independently of the other in terms of calculating payouts under the Bonus Plan. Target bonus opportunities are established as a percentage of base salary. Bonus amounts for fiscal 2008 were intended to provide total cash compensation for executives at the 75th percentile for executives in comparable positions and markets in the Peer Group when target performance is achieved and at or above the 75th percentile when outstanding financial and operational results are achieved by the Company. If the target levels for one or both of the performance goals are not achieved, executives will earn less or no payments under the Bonus Plan.

Under the 2008 Bonus Plan, the Company was required to achieve at least 75% of the respective adjusted EBITDA or revenue targets established at the beginning of the year, in order for executives to begin to accrue a bonus under the plan. If the Company achieves 75% or more of either the adjusted EBITDA or revenue targets, an eligible executive will receive a bonus under the Bonus Plan, which amount increases as the actual adjusted EBITDA and/or revenue results for the Company increase. The targets are set at levels in line with the Company’s budget and announced guidance, and in 2008 required growth in excess of average current growth amongst the Peer Group. If the adjusted EBITDA and revenue targets are both achieved, the Bonus Plan pays out at 100% of the bonus target amount. If the Company performance exceeds the adjusted EBITDA and revenue targets, participants in the plan receive amounts greater than their target bonuses. The bonuses are designed such that as actual adjusted EBITDA and revenue increases as a percentage of the targets, actual bonuses as a percentage of target bonus amounts increase by a greater percentage. The bonus opportunity for any executive is capped at 200% of the targeted bonus amounts.

In 2008, Mr. Klaus’ target bonus was 60% of his salary, the target bonus for Mr. Kelly was set at 60% of his base salary, the target bonus for Mr. Duffell was 55%, the target bonus for Mr. Piraino was 50% and the target bonus for Mr. Clark was set at 45% of his base salary. Thus, under the formula approved by the Compensation Committee, the fiscal 2008 potential bonus for Messrs. Klaus and Kelly ranged from zero to a maximum of 120% of their annual base salary. Pursuant to Mr. Kelly’s employment agreement, payment of 50% of his target bonus, or $150,000 was guaranteed for fiscal year 2008 and paid upon the commencement of Mr. Kelly’s employment with the Company. For Mr. Clark, the range for his fiscal 2008 potential bonus was from zero to a maximum of 90% of his annual base salary. In 2008, our named executive officers achieved 92.47% of the target Revenue objectives and achieved 84.37% of the targeted EBITDA objectives. These achievements resulted in a combined payout under the Bonus Plan of approximately 52% of target, however, in February 2009, the Compensation Committee of the Board in considering the performance of the Company in light of the severe economic conditions experienced worldwide during the latter half of 2008 determined that a combined payout under the Bonus Plan at 65% of target was appropriate and in line with the Company’s and the

Committee’s compensation philosophy. Mr. Duffell’s employment with the Company ceased effective March 31, 2008. Pursuant to the terms of his severance agreement, he received a payout of 50% of his target under the Bonus Plan. Mr. Piraino resigned his employment with the Company in May 2008 and thus, was not eligible to nor did he receive any payout under the Bonus Plan.

Actual bonuses paid to our named executive officers under the Bonus Plan for fiscal 2008 were:

Named Executive Officer	2008 Bonus Amount
Mr. Klaus (1)	$287,197
Mr. Kelly	$195,000
Mr. Clark	$67,323
Mr. Piraino	$0
Mr. Duffell	$0

(1)	Although Mr. Klaus resigned as the Company’s Chief Executive Officer, as Executive Chairman, he remained an employee and thus was eligible to participate in the 2008 Bonus Plan.

Target bonuses as a percentage of base salary for fiscal year 2009 under the Bonus Plan were adjusted by the Committee as follows: Mr. Klaus’ target bonus for his position as the Company’s Chief Executive Officer and President was set at 70% of his base salary or $515,200 for fiscal year 2009 and 2010 pursuant to the terms of his employment agreement with the Company. Mr. Pietrini’s target bonus for his position as the Company’s Chief Financial Officer and Executive Vice President was set at 50% of his base salary or $170,000 for fiscal year 2009 pursuant to the terms of his employment agreement with the Company. Mr. Clark’s target bonus for his position as the Company’s Principal Accounting Officer and Sr. Vice President was set at 50% of his base salary or $125,000 for fiscal year 2009. Similar to 2008, the Bonus Plan targets for 2009 are based upon Adjusted EBITDA and Revenue.

Minimum, target and maximum bonuses as a percentage of base salary payable to our current executive officers under the Bonus Plan for fiscal 2009 are:

Named Executive Officer	Minimum % of Base Salary Payable as Bonus	Target % of Base Salary Payable as Bonus	Maximum % of Base Salary Payable as Bonus
Mr. Klaus	0%	70%	140%
Mr. T. Kelly (1)	N/A	N/A	N/A
Mr. Clark	0%	50%	100%
Mr. Pietrini	0%	50%	100%

(1)	Mr. Thomas Kelly is no longer an employee of the Company as of January 19, 2009 and therefore is not eligible to receive a bonus under the Bonus Plan for 2009.

Long-Term Incentive Compensation	Historically, Epicor has also provided long-term incentive compensation to its Executive officers through awards of stock options and restricted stock that generally vest over multiple years. Epicor’s long-term compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value, including through increased stock price. The equity compensation program utilizes vesting periods designed to encourage our officers to remain employed with Epicor despite an increasingly competitive labor market.

As indicated above, Epicor targeted the value of its annual equity awards to its executives, in conjunction with salaries and non-equity incentive compensation to be at the 75th percentile in fiscal 2008. For 2009, Epicor continues to target the 75th percentile. The Compensation Committee considers each equity award individually and subjectively at the time of the grant, reviewing factors such as the performance of the executive officer from year to year, as well as historically, the anticipated future contribution toward the attainment of our long term strategic performance goals and the number of other equity awards held by each executive officer at the time of the new grant. Other factors in determining individual equity awards include including length of term with the Company, level of responsibility, skills and experience, and other compensation awards or arrangements.

Equity-based incentives are granted to our officers under Epicor’s stockholder-approved stock incentive plans. Historically, the Compensation Committee has granted equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a designated date in the future (for example, promotion or new hire grants are effective as of the later of the date of approval or the respective promotion or start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of a designated future date indicated in the consent. Historically, stock option grants have a per share exercise price equal to the fair market value of Epicor’s common stock on the grant date. The Compensation Committee has not historically, nor does it intend in the future to time the granting of equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Epicor common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three- or four-year period, the value to recipients of any immediate increase in the price of Epicor’s stock following a grant is expected to be attenuated.

Beginning in 2006, with the advent of FAS 123R requiring the Company to expense the cost of unvested stock options, the Compensation Committee curtailed the granting of options and increased the granting of shares of restricted common stock. Restricted stock not only results in decreased expense to the Company under FAS 123R, thus maximizing stockholder value compared to options, but also provides a more predictable value to employees than stock options and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Epicor’s stock. Shares of restricted stock are also believed to be efficient with respect to the use of our equity plan share reserves because relatively fewer restricted shares are needed to provide a retention and incentive value similar to stock options.

In order to continue to attract and retain highly skilled employees, the Compensation Committee approved changes to Epicor’s equity compensation program beginning in fiscal 2006 that were designed to reward Epicor’s employees for their hard work and commitment to the long-term success and growth of Epicor. Specifically, beginning in fiscal 2006, the Company, with review and approval by the Compensation Committee, implemented its Performance Based Restricted Stock Program (the “PBRSP”) which program it continued in fiscal 2007, 2008 and 2009. In February 2008, the Compensation Committee approved continuing the PBRSP through 2009 and most recently, in December 2008, the Compensation Committee approved continuing the PBRSP through 2010. Each such rollover was made at each individual participants then existing level of stock grants under the PBRSP.

The terms of the PBRSP provide for the grant of a right to purchase a number of shares of Company common stock subject to a vesting schedule. The recipients vest in the restricted stock, or a portion thereof, in three equal, annual installments depending upon achievement of targets with respect to the Company’s revenue and adjusted EBITDA for each of the performance years. For 2007, Recipients were required to pay a purchase price per share equal to the par value of Company common stock ($0.001). For 2008, 2009 and the recently approved 2010 grants, payment of such amounts are considered made as part of past or current services rendered by each participant. The recipient must also make satisfactory arrangements to cover applicable tax withholdings, which may include, in the plan administrator’s sole discretion, cash, withholding a portion of the shares subject to the grant, delivering already vested and owned shares of restricted stock or selling a sufficient number of Company shares otherwise deliverable to the recipient through such means as the Company may determine in its sole discretion.

Shares of restricted stock are held in escrow and the Company’s reacquisition right does not lapse until vesting. Shares that have not vested upon the employee’s termination of service with the Company will be forfeited and automatically transferred to and reacquired by the Company. In addition, shares of restricted stock that do not vest as a result of the Company’s failure to achieve with respect to revenue and adjusted EBITDA targets will be forfeited and automatically transferred to and reacquired by the Company.

Epicor and the Compensation Committee believe that granting its executive officers performance-based awards under the PBRSP demonstrates our commitment to using our equity compensation program wisely and to match executive pay to actual performance. The Compensation Committee approved these grants only after extensive deliberation and analysis of data and other information provided by independent compensation consultants such as Meyercord and by management. Due in part to the initial three year horizon of the PBRSP and now continuing through 2010, many of these grants were larger than the one year grants that the Compensation Committee had approved in prior years as part of Epicor’s regular long term incentive program. However, the Compensation Committee determined that making the grants was appropriate to help retain our key employees at an important time for Epicor. Specifically, the Company was experiencing tremendous growth both organically as well as from its acquisition activities and thus, the retention and continued motivation of such key employees who were seen as critical to the continued success and growth of the Company became of paramount importance.

Under the 2008 PBRSP, the Company was required to achieve at least 74% of the adjusted EBITDA target and 95% of the revenue targets established at the beginning of the year, in order for Executives to begin to accrue shares under the PBRSP. If the Company achieved the minimum of either the adjusted EBITDA or revenue targets, which were each equally weighted at 50% of each executives potential Restricted Stock grants and which operated independently in terms of calculating Restricted Stock vesting under the PBRSP, an executive received some amount of shares, which share amount increased as the actual adjusted EBITDA and revenue results for the Company increased. That is, failure to achieve target levels on one of the performance goals did not impact the number of shares received for achievement of the target levels on the other performance goal. The targets were set at levels in line with the Company’s budget and announced guidance and in 2008 required growth in excess of the average current growth amongst the Peer Group. If either the adjusted EBITDA or revenue targets were achieved, the 2008 PBRSP provided that the participants received up to 100% of the target shares amount which equated to two thirds of the total yearly grant to the recipient. If the Company’s performance exceeded the adjusted EBITDA and revenue targets, participants in the plan received amounts greater than their two thirds targeted amounts up to 100% of the shares granted in any one year. In order to vest in the maximum number of shares awarded, the Company’s performance must have exceeded the targets in each target category. The number of shares was reduced significantly for each percentage decline in revenue or adjusted EBITDA. The Compensation Committee believed that achievement of these goals required significant effort by the executives. Moreover, the officer must have remained an employee of Epicor through the end of the 2008 fiscal year in order for all of the shares to vest. The maximum yearly share grant to any executive was capped at the total amount granted any recipient in any one year. The 2009 PBRSP operates identically in all material respects to the 2008 PBRSP.

For fiscal 2008, the Compensation Committee considered Mr. Klaus’ and Mr. Kelly’s recommendations with respect to performance shares for the PBRSP participants. Messrs. Klaus and Kelly recommended increased share amounts in fiscal 2008 over the amounts granted in fiscal 2007 for the other executive officers in order to better align the grants with the Compensation Committee’s compensation goal of providing total compensation for executives at the 75th percentile for executives in comparable positions and markets in the Peer Group when target performance is achieved and at or above the 75th percentile when outstanding financial and operational results are achieved. Specifically, Mr. Duffell’s annual maximum PBRSP Award was increased by 4,000 from 62,000 to 66,000 shares per performance year. Mr. Piraino’s annual maximum PBRSP Award was increased by 3,000 from 45,000 to 48,000 shares per performance year. And Mr. Clark’s annual maximum PBRSP Award was increased to 22,500 shares per performance year. Thus, under the PBRSP formula approved by the Compensation Committee, the possible grants to the executives for 2008 were as follows:

Named Executive Officer	Min. Shares		Threshold		Target	Maximum
Mr. Klaus	0		66,667		133,333	200,000
Mr. Thomas Kelly	76,000	(1)	76,000	(1)	76,000	114,000
Mr. Clark	0		7,500		15,000	22,500
Mr. Duffell	0		22,000		44,000	66,000
Mr. Piraino	0		16,000		32,000	48,000

(1)	This amount represents the target amount of shares under the PBRSP guaranteed to Mr. Kelly, our former Chief Executive Officer, under the terms of his 2008 employment agreement. Without such guaranteed amount, the minimum would have been zero shares and the threshold would have been 38,000 shares.

In 2008, the Company achieved revenue and adjusted EBITDA results which, under the terms of the PBRSP, resulted in a share grant level below the target amounts. Specifically our named executive officers under the PBRSP received the following shares:

Named Executive Officer (2)	2008 Restricted Shares Received
Mr. Klaus	47,130
Mr. Kelly	76,000(1)
Mr. Clark	5,303

(1)	This amount represents the target amount of shares under the PBRSP guaranteed to Mr. Kelly, our former Chief Executive Officer, under the terms of his 2008 employment agreement.

(2)	Messrs. Duffell and Piraino had left the Company in March and May of 2008, respectively, and thus did not receive any PBRSP shares at the end of 2008.

For fiscal 2009 and fiscal 2010, under the terms of the PBRSP, the performance shares granted to the executives will again vest only upon the achievement of the targeted levels of revenue and adjusted EBITDA during each year. Specifically our current executive officers under the PBRSP received the following shares for fiscal 2009 and 2010:

Named Executive Officer	2009 Restricted Shares Received	2010 Restricted Shares Received
Mr. Kelly (1)	—	—
Mr. Klaus (2)	200,000	200,000
Mr. Pietrini (3)	48,000	48,000
Mr. Clark (4)	28,500	28,500

(1)	Mr. Thomas Kelly’s employment terminated on January 19, 2009 and therefore, pursuant to the terms of the Company’s PBRSP, his shares were returned to the Company since he could not satisfy the requirement of continued service to the Company through the 2009 and 2010 performance periods.

(2)	2009 and 2010 PBRSP Shares granted to Mr. Klaus as part of his 2009 Management Retention Agreement.

(3)	19,500 of the 48,000 share maximum level granted to Mr. Pietrini as part of his 2009 Management Retention Agreement upon his promotion on April 15, 2009 to his current CFO/Exec. VP position.

(4)	6,000 of the 28,500 share maximum level granted to Mr. Clark in April 2009.

In fiscal 2008, other than the performance shares granted to the Executive Officers under the Performance Based Restricted Stock Program, the Compensation Committee granted the following other equity interests to the Officers.

Named Executive Officer	2008 Time Based Grant		2008 Option Grant
Mr. Klaus	39,536	(3)	100,000	(1)
Mr. Clark	34,000 4,448	(2) (3)	—
Mr. Kelly	—		200,000	(4)

(1)	Fully exercisable on May 2, 2008 grant date, $8.12 option price

(2)	Time based Restricted Stock grant dated May 2, 2008, vests over 2 years, 50% on each anniversary date.

(3)	Granted on February 2, 2009 and fully vested/released on February 13, 2009 in recognition of 2008 performance.

(4)	Granted on May 2, 2008, $8.12 option price; Vests over 2 years, 50% on each anniversary date

Deferred Compensation Plan	In December 2004, the Board adopted the Epicor Software Deferred Compensation Plan (the “EDCP”). The EDCP provides selected officers and senior managers of the Company with the opportunity to enter into agreements to defer the receipt of up to seventy percent of future cash compensation from base salary and up to one hundred percent of future cash compensation from bonus awards and/or commissions. In addition, the EDCP gives the Company discretion to award additional employer contributions to participants at the Company’s discretion. The EDCP is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our Epicor 401K plan (the “401(k) Plan”). Further, Epicor offers the EDCP as a competitive practice to enable it to attract and retain top talent. The plan year for the EDCP is the calendar year. The Company has the authority to amend, modify or terminate the EDCP; provided no such amendment shall reduce amounts allocated to participant’s EDCP accounts.

While retaining the right to do so, Epicor has not to date made any matching or other employer contributions to the EDCP. The EDCP is evaluated for competitiveness in the marketplace from time to time, but the level of benefits provided is not typically taken into account in determining an executive’s overall compensation package for a particular year due to its conservative nature. In 2008, Michael Piraino was the only one of our named

Executive Officers who participated in this plan. As a result of the cessation of his employment with the Company in May 2008, Mr. Piraino’s participation in the plan ceased thereafter pursuant to the terms of the plan.

At the time of making the deferral election, the participant in the EDCP designates the types of investment funds in which the participant’s account will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to that account. The Company does not have any responsibility for and does not participate in any individual EDCP participant’s designation or decisions as to how and where to invest their account. Although the participant in the EDCP may designate the type of investments, the administrator of the EDCP is not bound by such designation. The administrator selects from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the administrator to the participant pursuant to EDCP. The interest rate of each such commercially available investment fund is used to determine the amount of earnings or losses to be credited to each participant’s account under the EDCP.

Distributions under the EDCP are subject to certain restrictions, which vary depending on the circumstances of each participant, including the amount in the participant’s account, whether the participant is a key employee as defined under the EDCP, whether the participant has retired from the Company, whether the participant has terminated employment with the Company not due to retirement, whether the participant has elected a scheduled withdrawal date, whether the participant has suffered death or disability or whether a change of control has occurred.

During fiscal 2008, the EDCP was amended to address certain potential tax consequences under Section 409A of the Internal Revenue Code and provide for changes required to better conform with Section 409A and the final regulations issued thereunder. The Section 409A amendments did not otherwise materially increase the benefits payable under the EDCP.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Other Compensation. All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. The main objectives of Epicor’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

In fiscal 2008, the executive officers at the Executive Vice President level and above, including Messrs. Klaus, Kelly, Duffell and Piraino were eligible to receive an Execu-care supplemental health coverage which supplements the coverage provided by the Company’s standard health insurance offerings. Each of our Executive Officers is also reimbursed for the initial and annual membership dues associated with one social or country club membership and which is expected to be utilized by such executive to enhance and facilitate business and in performance of the Executive’s duties. Any additional monthly or annual charges related to the Executives’ personal use of such facilities are not reimbursed by the Company. Mr. Klaus received a membership at the Big Canyon Country Club in Newport Beach, CA, as part of his employment agreement when he joined the Company in 1996. Mr. Kelly also received the right to join a country club and have the Company reimburse such expense up to $50,000 as part of his employment agreement when he joined the Company in February 2008. Such benefits are described below under the paragraph entitled “Compensation of Chief Executive Officer.”

In addition to the EDCP, Epicor maintains the tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Epicor employees, including Executives, are eligible to receive matching contributions from Epicor that are subject to vesting over time. The matching contributions for the 401(k) Plan year 2008 was $0.50 for each dollar of participating employee’s contribution, up to 4% of the employee’s salary, and was calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits, and subject to vesting. Epicor does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

Epicor also offers a number of other benefits to the named executive officers pursuant to benefit programs that also provide for broad-based employee participation. These benefits programs include the employee stock purchase plan, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Many employees are also eligible for variable pay under sale incentive plans, profit sharing programs and/or the incentive plans described above. The 401(k) Plan and other generally available benefit programs allow Epicor to remain competitive for employee talent, and Epicor believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Epicor. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package. On an annual basis, Epicor evaluates and benchmarks its overall benefits programs, including our 401(k) Plan against our peers, using various subscription services such as Radford or Towers Perrin’s data. Epicor generally targets its overall benefits programs, in the 75th percentile of this peer group, which Epicor believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Epicor for the benefits under the applicable plan. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Stock Ownership Guidelines	To date, the Board has not adopted any stock ownership guidelines.

Tax Deductibility of Executive Compensation	Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, as amended, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the applicable executive officer. There is an exception to the limit on deductibility for qualifying performance-based compensation that meets certain requirements. Specifically, compensation in excess of $1 million may be deductible if the individual’s performance meets pre-established and stockholder approved goals based on identified performance criteria. The Company does not currently have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Although deductibility of compensation is preferred and the Compensation Committee does consider the net cost to the Company in making all compensation decisions, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2008, the amount of base salary in excess of $1,000,000 for any named executive officer was not deductible for federal income tax purposes. Furthermore, while all of the stock options granted to our Executive Officers qualify under Section 162(m) as performance-based compensation, none of the restricted stock granted to our executive officers prior to the 2007 annual Shareholders meeting in May 2007 qualified as performance-based compensation under Section 162(m). However, following Shareholder approval of the 2007 Stock Incentive Plan at the Company’s 2007 Annual Meeting in May 2007, which Stock Incentive Plan included the adoption and approval of specific Performance Criteria, all of Company’s grants of Restricted Stock to qualifying officers following May 2007 may qualify as performance-based compensation under Section 162(m). Specifically, those grants of Restricted Stock to qualifying officers under the Company’s Performance Based Restricted Stock Plan may qualify as performance-based compensation under 162(m). We reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time and the Compensation Committee is currently investigating the possibility of implementing programs that would allow for deductibility under Section 162(m).

Summary Compensation Table. The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the Company’s Chief Executive Officer and our other Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)		Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)		All Other Compensation ($)		Total ($)
L. George Klaus,	2006	$736,403	—	$1,516,255	(7)	—	$512,536		$24,046	(8)	$2,789,240
Chairman of the Board and Chief Executive Officer (6)	2007	$736,403	—	$1,524,186	(9)	—	$441,842		$59,496	(10)	$2,761,927
	2008	$736,403		$799,853	(11)	$159,330	$287,197		$94,420	(12)	$2,077,203

Thomas F. Kelly, Former	2008	$435,417		$897,370	(13)	$104,444	$195,000		$37,933	(14)	$1,670,164
President and Chief Executive Officer

Russell Clark, Senior Vice	2008	$230,167		$182,387	(15)	—	$67,324		$6,202	(16)	$486,080
President, Finance and Principal Accounting Officer

Michael A. Piraino,	2006	$274,684	—	$360,934	(17)	$216,883	$159,316	(18)	$7,631	(19)	$1,019,448
Former Executive Vice President and Chief Financial Officer	2007	$330,000	—	$503,280	(20)	$116,074	$165,000	(21)	$16,690	(22)	$1,131,044
	2008	$142,833		$50,585		$667	—		$17,541	(23)	$211,626

Mark A. Duffell,	2006	$395,806	—	$570,243	(25)	$218,919	$229,567		$6,093	(26)	$1,420,628
Former President and Chief Operating Officer (24)	2007	$420,000	—	$779,668	(27)	$173,814	$231,000		$21,017	(28)	$1,625,499
	2008	$110,000		$417,964		$11,138	$—		$347,050	(29)	$886,152

(1)	See the section herein entitled “Employment and Severance Agreements” for a description of the material terms of each of the named Executive Officer’s employment agreements or offer letters.

(2)	The named Executive Officers were not entitled to receive payments which qualify as “bonus” payments for the fiscal years ending December 31, 2006, 2007 or 2008. However, the terms of the “Management Bonus Plan” for December 31, 2006, 2007 and 2008 qualifies as a Non-Equity Incentive Compensation Plan, and the executives’ payments under that plan are listed under the heading “Non Equity Incentive Plan Compensation.”

(3)	The amounts in this column for “Stock Awards” indicate the amount in dollars recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with FAS 123R disregarding forfeiture assumptions of Stock Awards granted (i) in 2005 and 2006 and (ii) pursuant to the Performance Based Restricted Stock Program approved by the Compensation Committee in 2006, 2007 and 2008. See note 10 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, for the assumptions used by the Company in calculating these amounts. Also, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” for a description of the Performance Based Restricted Stock Program.

(4)	The amounts in this column for “Option Awards” indicate the amount in dollars recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008 in accordance with FAS 123R disregarding forfeiture assumptions of options granted prior to fiscal year 2006, 2007, and 2008. See Note 10 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, for assumptions used by the Company in calculating these amounts.

(5)	The amounts listed in the column under the heading “Non-Equity Incentive Plan Compensation” indicate that the amounts in cash awarded to the named Executive Officers under the Company’s Management Bonus Plan, which is detailed in the Compensation Discussion and Analysis section under the heading “Management Bonus Plan.”

(6)	Mr. Klaus resigned as Chief Executive Officer of the Company effective February 19, 2008. Mr. Klaus will continue to be an employee of the Company and his employment will continue to be governed by the terms of the Management Retention Agreement between Mr. Klaus and the Company, dated May 26, 2006, as amended on March 1, 2007.

(7)	Executive was granted a maximum of 200,000 shares for the 2006 performance year under the terms of the Company’s Performance Based Restricted Stock Plan (“PBRSP”). The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2006 company performance under the PBRSP calculated at the grant date market price of $11.46 per share.

(8)	Amount stated reflects $6,858 in premium for group term life insurance, $6,508 in medical premium and medical fee reimbursement and $10,680 in annual membership dues and expenses, paid to a country club pursuant to Mr. Klaus’ original 1996 Employment Offer Letter.

(9)	Executive was granted a maximum of 200,000 shares for the 2007 performance year under the terms of the Company’s PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2007 company performance under the PBRSP calculated at the grant date market price of $11.46 per share.

(10)	Amount stated reflects $6,858 in premium for group term life insurance, $12,012 in medical premium and medical fee reimbursement and $40,626 in annual membership dues and expenses, including amounts paid to Country Club pursuant to Mr. Klaus’ original 1996 Employment Offer Letter.

(11)	Executive was granted a maximum of 200,000 shares for the 2008 performance year under the terms of the Company’s PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2008 company performance under the PBRSP calculated at the 2007 grant date market price of $14.01 per share as well as the one time restricted stock grant to executive in February 2009 at a grant price of $3.53.

(12)	Amount stated reflects $6,858 in premium for group term life insurance, $20,418 in medical premium and medical fee reimbursement and $67,144 in annual membership dues and expenses, including paid to Country Club pursuant to Mr. Klaus’ original 1996 Employment Offer Letter.

(13)	Executive was granted a maximum of 114,000 shares for the 2008 performance year under the terms of the Company’s PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, is calculated based upon the 76,000 shares actually received by executive for under the PBRSP as guaranteed to him by the terms of his Management Retention Agreement for 2008 calculated at the grant date market price of $11.21 per share. Includes $45,410 recognized as expense for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R for restricted stock received by executive prior to 2008 in his capacity as a director of the Company.

(14)	Amount stated reflects $1,935 in premium for group term life insurance, $2,999 in medical premium and medical fee reimbursement, $13,476 in annual membership dues and expenses, and relocation and other expenses of $19,523.

(15)	Executive was granted a maximum of 22,500 shares for the 2008 performance year under the terms of the Company’s Performance PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2008 company performance under the PBRSP calculated at the 2006 grant date market price of $11.59 per share for 2,828 shares, the 2008 grant date market prices of $8.40 for 1,650 shares and $8.48 for 825 shares as well as the 4,448 restricted shares granted to executive in February 2009 at a grant price of $3.53. $113,065 is the expense related to the May 15, 2008 and August 1, 2006 time based restricted stock grants.

(16)	Amount stated reflects $214 in premium for group term life insurance and $5,988 in pay out of accrued vacation pay.

(17)	Executive was granted a maximum of 30,000 shares for the 2006 performance year under the terms of the Company’s Performance Based Restricted Stock Plan (“PBRSP”). The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2006 company performance under the PBRSP calculated at the grant date market price of $11.46 per share.

(18)	Amount includes $15,000 that Mr. Piraino deferred into the Company’s Non-Qualified deferred Compensation program as described in the 2006 Non-Qualified Deferred Compensation Table.

(19)	Amount stated reflects $415 in premium for group term life insurance, $1,373 in medical premium and medical fee reimbursement and $5,843 in annual country club membership dues and business expenses.

(20)	Executive was granted a maximum of 45,000 shares for the 2007 performance year under the terms of the Company’s PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2007 company performance under the PBRSP calculated at the 2006 grant date market price of $11.46 per share for 30,000 of the shares and the 2007 grant date market price of $14.00 per share for 15,000 of the shares.

(21)	Amount includes $10,000 that Mr. Piraino deferred into the Company’s Non-Qualified deferred Compensation program as described in the 2007 Non-Qualified Deferred Compensation Table.

(22)	Amount stated reflects $766 in premium for group term life insurance, $5,244 in medical premium and medical fee reimbursement and $10,680 in annual Club membership dues and business expenses.

(23)	Amount stated reflects $631 in premium for group term life insurance, $3,953 in medical premium and medical fee reimbursement and $12,957 in annual Club membership dues and business expenses.

(24)	Mr. Duffell resigned as President and Chief Operating Officer of the Company effective February 19, 2008. Pursuant to a letter agreement between Mr. Duffell and the Company, dated February 19, 2008, Mr. Duffell has remained employed by the Company until March 31, 2008 to support the Company’s transition of his responsibilities.

(25)	Executive was granted a maximum of 40,000 shares for the 2006 performance year under the terms of the Company’s PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R is calculated based upon the number of shares actually received by executive for actual 2006 company performance under the PBRSP calculated at the grant date market price of $11.46 per share.

(26)	Amount stated reflects $621 in premium for group term life insurance, $1,163 in medical premium and medical fee reimbursement and $4,309 in annual country club membership dues and business expenses.

(27)	Executive was granted a maximum of 62,000 shares for the 2007 performance year under the terms of the Company’s PBRSP. The dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, is calculated based upon the number of shares actually received by executive for actual 2007 company performance under the PBRSP calculated at the 2006 grant date market price of $11.46 per share for 40,000 of the shares and the 2007 grant date market price of $14.00 per share for 22,000 of the shares.

(28)	Amount stated reflects $664 in premium for group term life insurance, $2,393 in medical premium and medical fee reimbursement, $13,109 in pay out of accrued vacation pay and $4,851 in annual Club membership dues and business expenses.

(29)	Amount stated reflects $173 in premium for group term life insurance, $5,877 in medical premium and medical fee reimbursement and $341,000 in severance.

CEO and Executive Chairman Compensation for George Klaus for Fiscal 2008	The principal cash components of compensation for Mr. Klaus, who served as the Company’s Chief Executive Officer through February 19, 2008 and then Executive Chairman through the remainder of 2008, included base salary and a non-equity incentive cash award. Mr. Klaus received a salary of $736,403 during fiscal 2008. Mr. Klaus’ base salary was negotiated as part of his compensation package when he joined the Company in February 1996, and was subsequently increased on an annual basis through 2006 when it was locked in for three years at $736,403 as part of his Management Retention Agreement subject to increases approved by the Compensation Committee.

Mr. Klaus also received Non Equity Incentive Compensation of $287,197 for fiscal 2008 which equaled 65% of his bonus plan target bonus for fiscal 2008. As described above, one half of the target bonus was based on achieving an operating revenue goal for the Company, the other half was based upon the Company achieving an adjusted EBITDA goal and additional amounts could be earned if the Company exceeded 100 percent of the operating revenue and adjusted EBITDA goals. Bonuses are paid if 75 percent of either the operating revenue or adjusted EBITDA are met based on objective formulas. For 2008, Mr. Klaus received a bonus on achievements by the Company for both operating revenue and adjusted EBITDA due to the Company’s financial performance in fiscal year 2008. Although the Company’s financial performance overall came in below targeted expectations, pursuant to the Company’s Management Bonus Plan, Mr. Klaus was entitled to a payment below the target bonus.

During the fiscal year 2008, the Compensation Committee evaluated Mr. Klaus’ holdings of Epicor stock, stock options and stock purchase rights, including an evaluation of previously granted stock options and stock purchase rights. Based on such analysis, the grant of 200,000 shares of restricted stock under the PBRSP for the fiscal year ending December 31, 2008 made to Mr. Klaus made in 2007 as part of his Amended Management Retention Agreement was unchanged.

CEO Compensation for Thomas Kelly for Fiscal 2008	The principal cash components of compensation for Thomas Kelly, who served as the Company’s Chief Executive Officer from February 19, 2008 through the remainder of 2008, included base salary and a non-equity incentive cash award. Mr. Thomas Kelly received a base salary of $500,000 during fiscal 2008. Mr. Kelly’s base salary was negotiated as part of his compensation package when he was appointed as CEO, and it was set at $500,000 as part of his Management Retention Agreement subject to increases approved by the Compensation Committee.

Mr. Kelly also received Non Equity Incentive Compensation of $195,000 for fiscal 2008 which equaled 65% of his bonus plan target bonus for fiscal 2008. As described above, one half of the target bonus was based on achieving an operating revenue goal for the Company, the other half was based upon the Company achieving an adjusted EBITDA goal and additional amounts could be earned if the Company exceeded 100 percent of the operating revenue and adjusted EBITDA goals. Bonuses are paid if 75 percent of either the operating revenue or adjusted EBITDA are met based on objective formulas. For 2008, Mr. Kelly received a bonus on achievements by the Company for both operating revenue and adjusted EBITDA due to the Company’s financial performance in fiscal year 2008. Although the Company’s financial performance overall came in below targeted expectations, pursuant to the Company’s Management Bonus Plan, Mr. Kelly was entitled to a payment below the target bonus.

As part of his negotiated compensation package when he was appointed CEO in February 2008, the Compensation Committee evaluated Mr. Kelly’s holdings of Epicor stock, stock options and stock purchase rights, including an evaluation of previously granted stock options and stock purchase rights. Based on such analysis Mr. Kelly was granted 114,000 shares of restricted stock under the PBRSP for the fiscal year ending December 31, 2008, of which 76,000 shares were guaranteed which represented the amount of shares he would receive under the PBRSP if the Company achieved its targeted 2008 Revenue and EBITDA figures.

Other Executive Officer Compensation for Fiscal 2008

Senior VP, Finance and Principal Accounting Officer, Russell Clark	The principal cash components of compensation for Mr. Clark, who has served as the Company’s Senior Vice President, Finance and Company Principal Accounting Officer from May 15, 2008, included base salary and a non-equity incentive cash award. Mr. Clark received a base salary of $235,000 during fiscal 2008 payable on a semi-monthly basis. Mr. Clark’s base salary was negotiated as part of his compensation package when he was promoted to Senior Vice President in May 2008.

Mr. Clark also received Non Equity Incentive Compensation of $67,324 for fiscal 2008 which equaled 65% of his bonus plan target bonus for fiscal 2008. As described above, one half of the target bonus was based on achieving an operating revenue goal for the Company, the other half was based upon the Company achieving an adjusted EBITDA goal and additional amounts could be earned if the Company exceeded 100 percent of the operating revenue and adjusted EBITDA goals. Bonuses are paid if 75 percent of either the operating revenue or adjusted EBITDA are met based on objective formulas. For 2008, Mr. Clark received a bonus on achievements by the Company for both operating revenue and adjusted EBITDA due to the Company’s financial performance in fiscal year 2008. Although the Company’s financial performance overall came in below targeted expectations, pursuant to the Company’s Management Bonus Plan, Mr. Clark was entitled to a payment below the target bonus.

During the fiscal year 2008, the Compensation Committee evaluated Mr. Clark’s holdings of Epicor stock, stock options and stock purchase rights, including an evaluation of previously granted stock options and stock purchase rights. Based on such analysis Mr. Clark was granted 22,500 shares of restricted stock under the PBRSP for the fiscal year ended December 31,

2008. On May 2, 2008, Mr. Clark was also granted a time based restricted stock grant of 34,000 shares which vests 50% on each of the next two anniversary dates of the grant such that the grant is fully vested within two years.

Former President and Chief Operating Officer, Mark A. Duffell	The principal cash components of compensation for Mr. Duffell, who served as the Company’s President and Chief Operating Officer until February 19, 2008, included base salary and a non-equity incentive cash award. Mark Duffell received a base salary of $440,000 during fiscal 2008 payable on a semi-monthly basis. Mr. Duffell’s base salary was negotiated as part of his compensation package when he was promoted to his position in July 2005 and was subsequently increased on an annual basis through 2008 as approved by the Compensation Committee.

As a result of his departure from the Company effective March 2008, Mr. Duffell received no Non Equity Incentive Compensation for fiscal 2008. However as described below in the section entitled “Resignation of Mark Duffell as President and Chief Operating Officer”, Mr. Duffell, as part of his severance arrangement did receive 50% of his on target bonus for fiscal 2008, or $121,000, which was paid to him on approximately February 15, 2009.

During the fiscal year 2008 and prior to his departure, the Compensation Committee evaluated Mr. Duffell’s holdings of Epicor stock, stock options and stock purchase rights, including an evaluation of previously granted stock options and stock purchase rights. Based on such analysis Mr. Duffell was granted a total 66,000 shares of restricted stock under the PBRSP for the fiscal year ended December 31, 2008.

Former Executive VP and Chief Financial Officer, Michael A. Piraino	The principal cash components of compensation for Mr. Piraino, who served as the Company’s Chief Financial Officer until May 15, 2008, included base salary and a non-equity incentive cash award. Michael Piraino received a base salary of $346,000 during fiscal 2008 payable on a semi-monthly basis. Mr. Piraino’s base salary was negotiated as part of his compensation package when he was promoted to Executive Vice President in July 2005, and was subsequently increased on an annual basis through 2008 as approved by the Compensation Committee.

As a result of his departure from the Company in May 2008, Mr. Piraino received no Non Equity Incentive Compensation for fiscal 2008.

During fiscal year 2008, prior to his departure, the Compensation Committee evaluated Mr. Piraino’s holdings of Epicor stock, stock options and stock purchase rights, including an evaluation of previously granted stock options and stock purchase rights. Based on such analysis Mr. Piraino was granted 48,000 shares of restricted stock under the PBRSP for the fiscal year ended December 31, 2008. On May 2, 2008, he was also granted a time based restricted stock grant of 70,000 shares which was to best equally in 50% on each of the first two anniversaries of the grant.

2008 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh))	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
L. George Klaus		$8,837	$441,841	$883,682
	6/18/07				66,665	133,333	200,000			$14.01	$2,802,000
	5/02/08							100,000	(6)	$8.12	$215,000

Thomas F. Kelly		$6,000	$300,000	$600,000
	3/03/08				38,000	76,000	114,000			$11.21	$1,277,940
	6/18/08							200,000	(6)	$8.12	$430,000

Russell Clark		$2,072	$103,575	$207,150
	8/01/06				4,000	8,000	12,000	12,000	(4)	$11.59	$139,080
	6/02/08				2,333	4,667	7,000	10,500	(4)	$8.40	$58,800
	9/02/08				1,167	2,333	3,500	—		$8.48	$29,680
	5/15/08							34,000	(7)	$8.02	$272,680

Michael A. Piraino	5/15/08							70,000	(7)	$8.02	$561,400
	2/15/08							51,000	(8)	$8.02	$629,340

Mark A. Duffell (5)	2/15/08							70,000	(8)	$12.34	$863,800

(1)	Amounts indicated in these three columns are the threshold, target and maximum amounts in dollars available to the named Executive Officers under the Company’s Management Bonus Plan, which is detailed in the Compensation Discussion and Analysis section under the heading “Management Bonus Plan.” The amounts shown in the “Threshold” column reflect the minimum payment level under the Company’s Management Bonus Plan which is one twenty fifth or 4% of the target amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of such target amount. These amounts are based on the individual’s current salary and position.

(2)	Amounts in these three columns are the threshold, target and maximum amounts in shares available to the named Executive Officers under the Company’s Performance Based Restricted Stock Program approved by the Compensation Committee in 2007. See note 10 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, for the assumptions used by the Company in calculating these amounts. Also, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation,” for a description of the Performance Based Restricted Stock Program. The amounts shown in the “Threshold” column reflect the Long-Term Stock Grant minimum which is 50% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 150% of such target amount. All awards were issued pursuant to the same plan.

(3)	Amounts represent the full grant date fair value of the awards, as computed in accordance with FAS 123R. The assumptions used to calculate the numbers in this column are set forth under Note 10 of the Notes to Consolidated Financial Statements included in the Epicor Software Corporation Annual Report on Form 10-K for 2008 filed with the SEC on March 16, 2009.

(4)	This amount represents the maximum amount of shares of restricted stock issued under the Company’s Performance Based Restricted Stock Program approved by the Compensation Committee for 2009 performance.

(5)	Mr. Duffell resigned as President and Chief Operating Officer of the Company, effective February 19, 2008. Pursuant to a letter agreement between Mr. Duffell and the Company, dated February 19, 2008, Mr. Duffell remained employed by the Company until March 31, 2008 to support the transition of his responsibilities. In connection therewith, on March 31, 2008 Mr. Duffell became entitled to receive, among other benefits, accelerated lapsing of the Company’s right to repurchase 30,000 shares of common stock pursuant to restricted stock granted to Mr. Duffell on July 19, 2005 and the ability to exercise any vested options for 180 days following March 31, 2008. Please see the section entitled “Resignation of Mark Duffell as President and Chief Operating Officer” beginning on page 60 hereof.

(6)	Amounts represents stock options that were granted.

(7)	Amount in this column represents shares of restricted stock issued.

(8)	Performance based restricted stock granted in 2008.

Under the 2008 PBRSP, the Company was required to achieve at least 74% of the adjusted EBITDA target or 95% of the revenue targets established at the beginning of the year, in order for Executives to begin to accrue shares under the PBRSP. In 2008, the Company achieved 92% of the target revenue objectives and achieved approximately 84% of the targeted adjusted EBITDA objectives. Under the terms of the PBRSP, these achievements resulted in a share grant level of 35% the combined targeted amounts. In addition, for fiscal 2008, the Compensation Committee considered Mr. Klaus’ recommendations with respect to performance shares for the COO and CFO and other participants. Based upon such recommendations, and after independent consideration, the Compensation Committee in 2008 granted 200,000 shares to Mr. Klaus and Messrs. Duffell and Mr. Piraino were granted an additional 4,000 and 3,000 shares, respectively, bringing their total grants of restricted stock for 2008, under the 2008 PBRSP to 66,000 and 48,000 shares, respectively.

2008 Outstanding Equity Awards At Fiscal Year-End

	Option Awards						Stock Awards
Named Executive Officer (2)	Exercisable	Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
L. George Klaus	272,000				$1.15	8/20/11			47,130	$660,291
	100,000				$8.12	5/02/18

Thomas F. Kelly	10,000				$1.66	5/14/12			76,000	$851,960
	10,000				$3.09	5/20/13
	10,000				$12.25	5/11/14
	10,000				$12.03	5/19/15
		200,000	(3)		$8.12	5/02/18
									76,000	$364,800

Russell Clark							38,375	$184,200
									15,000	$72,000

(1)	The market value of Stock Awards is based on the closing market price of Epicor stock as of December 31, 2008, which was $4.80.

(2)	Mr. Piraino and Mr. Duffel had no equity awards outstanding at the end of fiscal year 2008 due to the termination of their employment during fiscal year 2008.

(3)	Option grant vesting schedule was one third on the first year anniversary with the remaining two thirds vesting quarterly thereafter over the next two years such that the grant would have been fully vested after three years.

2008 Option Exercises And Stock Vested

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
L. George Klaus				47,130	(12)	$226,224	(13)

Thomas F. Kelly				76,000	(12)	364,800	(13)
				1,500	(14)	17,205	(14)
				625	(15)	6,919	(15)
				1,500	(16)	11,580	(16)
				625	(17)	5,363	(17)

Russell Clark				5,303	(12)	25,454	(13)
				625	(18)	7,006	(18)
				625	(19)	5,131	(19)
				625	(20)	4,349	(20)
				625	(21)	4,649	(21)

Michael A. Piraino	51,136	$389,465	(9)
	44,000	357,912	(10)	2,500	(24)	26,373	(24)
	24,664	205,727	(11)	2,500	(25)	19,173	(25)

Mark A. Duffell	1,925	$20,887	(1)
	88,075	676,936	(2)
	7,967	9,870	(3)
	600	726	(4)
	4,439	5,371	(5)
	1,323	1,601	(6)
	700	602	(7)	5,000	(22)	52,745	(22)
	19,971	17,175	(8)	30,000	(23)	335,970	(23)

(1)	Reflects exercise of 1,925 stock options on February 27, 2008 with an exercise price of $1.06 and a market price of $11.91.

(2)	Reflects exercise of 88,075 stock options on March 5, 2008 with an average exercise price of $3.65 and a market price of $11.34.

(3)	Reflects exercise of 7,967 stock options on March 24, 2008 with an exercise price of $10.39 and a market price of $11.63.

(4)	Reflects exercise of 600 stock options on March 25, 2008 with an exercise price of $10.39 and a market price of $11.60.

(5)	Reflects exercise of 4,439 stock options on March 26, 2008 with an exercise price of $10.39 and a market price of $11.60.

(6)	Reflects exercise of 1,323 stock options on March 27, 2008 with an exercise price of $10.39 and a market price of $11.60.

(7)	Reflects exercise of 700 stock options on March 31, 2008 with an exercise price of $10.39 and a market price of $11.25.

(8)	Reflects exercise of 19,971 stock options on April 1, 2008 with an exercise price of $10.39 and a market price of $11.25.

(9)	Reflects exercise of 51,136 stock options on March 13, 2008 with an exercise price of $3.65 and a market price of $11.27.

(10)	Reflects exercise of 44,000 stock options on February 26, 2008 with an exercise price of $3.65 and a market price of $11.78.

(11)	Reflects exercise of 24,664 stock options on February 21, 2008 with an exercise price of $3.65 and a market price of $11.99.

(12)	Reflects shares received pursuant to the Company’s Performance Based Restricted Stock Program for the 2008 grant period.

(13)	The market value of these Stock Awards made under the Performance Based Restricted Stock Plan for the 2008 performance year is based on the closing market price of Epicor stock as of December 31, 2008, which was $4.80.

(14)	Reflects vesting of 1,500 shares of Epicor Stock on February 22, 2008, at the market closing price of $11.47.

(15)	Reflects vesting of 625 shares of Epicor Stock on February 29, 2008, at the market closing price of $11.07.

(16)	Reflects vesting of 1,500 shares of Epicor Stock on May 22, 2008, at the market closing price of $7.72.

(17)	Reflects vesting of 625 shares of Epicor Stock on May 30, 2008, at the market closing price of $8.58.

(18)	Reflects vesting of 625 shares of Epicor Stock on February 1, 2008, at the market closing price of $9.23.

(19)	Reflects vesting of 625 shares of Epicor Stock on May 1, 2008, at the market closing price of $8.21.

(20)	Reflects vesting of 625 shares of Epicor Stock on August 1, 2008, at the market closing price of $6.96.

(21)	Reflects vesting of 625 shares of Epicor Stock on November 3, 2008, at the market closing price of $7.44.

(22)	Reflects vesting of 5,000 shares of Epicor Stock on January 22, 2008, at the market closing price of $10.55.

(23)	Reflects vesting of 30,000 shares of Epicor Stock on March 31, 2008, at the market closing price of $11.20.

(24)	Reflects vesting of 2,500 shares of Epicor Stock on January 22, 2008, at the market closing price of $10.725.

(25)	Reflects vesting of 2,500 shares of Epicor Stock on April 21, 2008, at the market closing price of $7.67.

2008 Nonqualified Deferred Compensation (1)

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-end ($)
Michael A. Piraino	10,000		(8,432)	(39,563)	—

(1)	The Epicor Software Deferred Compensation Plan (“EDCP”) provides selected officers and senior managers of the Company with the opportunity to enter into agreements to defer the receipt of up to seventy percent of future cash compensation from base salary and up to one hundred percent of future cash compensation from bonus awards and/or commissions. For a description of the EDCP see Compensation Discussion and Analysis under the heading “Deferred Compensation Plan.”

Employment And Severance Agreements

2008 Potential Payments upon Termination or Change in Control

		Before Change in Control		Within 12 months of Change in Control
Name	Benefit	Termination without Cause or for Good Reason (1)		Termination without Cause or for Good Reason (2)		Voluntary Termination	Death		Disability		Change in Control (w/o Termination)
L. George Klaus	Salary	$736,000		$1,104,000		—	—		—		—
Executive Chairman	Bonus	$442,000		$633,000		—	—		—		—
	Health Care Benefits	$102,652	(5)	$102,652	(5)	—	—		—		—
	Option Acceleration	—		—		—	—		—		—
	Restricted Stock Acceleration	—		—		—	—		—		—
	Insurance	—		—		—	$100,000	(3)	$100,000	(3)	—
Thomas F. Kelly (8)	Salary	$500,000		$750,000		—	—		—		—
CEO/CFO	Bonus	$300,000		$450,000		—	—		—		—
	Health Care Benefits	$15,072	(6)	$22,608	(7)	—	—		—		—
	Option Acceleration	—		—		—	—		—		0	(9)
	Restricted Stock Acceleration	—		—		—	—		—		$364,800	(4)
	Insurance	—		—		—	$100,000	(3)	$100,000	(3)	—
Russell Clark	Salary	—		$176,250		—	—		—		—
Sr. VP/PAO	Bonus	—		$79,312		—	—		—		—
	Health Care Benefits	—		$10,935	(7)	—	—		—		—
	Option Acceleration	—		—		—	—		—		—
	Restricted Stock Acceleration	—		—		—	—		—		$256,200	(4)
	Insurance	—		—		—	—		—		—

(1)	Amounts in this Column reflect the various benefits (cash and non-cash) that each Named Executive would receive under the terms of their contracts or Company severance policies were they to be terminated without Cause or Good reason and not within 12 months following a change of Control of the Company. All calculations were made as of December 31, 2008, using then current salary and bonus figures for each named executive as is detailed for each executive in the discussion below.

(2)	Amounts in this Column reflect the various benefits each Named Executive would receive under the terms of their contracts or Company severance policies were they to be terminated without Cause or Good reason within 12 months following a change of Control of the Company. All calculations were made as of December 31, 2008, using then current salary and bonus figures for each named executive as is detailed for each executive in the discussion below.

(3)	Reflects payout to Executive from Exec-U-care upon Executive’s death or permanent disability.

(4)	Amount reflects value of unvested time based restricted stock awards that fully accelerate as well as Performance based stock awards for the 2009 performance year that would accelerate and vest at target level amounts under the plan and calculated based on the closing market price of Epicor stock as of December 31, 2008, which was $4.80.

(5)	Reflects Net present Value of Health Care Benefits as of December 31, 2007, to be received by Executive under terms of his Retention Agreement as calculated pursuant to FAS 106.

(6)	Reflects estimated value as of December 31, 2008, of 12 months of COBRA payments to Executive following termination of Executive’s employment without Cause or Good reason and not within 12 months following a change of Control of the Company.

(7)	Reflects estimated value as of December 31, 2008, of 12 months of COBRA payments to Executive following termination of Executive’s employment without Cause or Good reason and within 12 months following a Change of Control of the Company.

(8)	Mr. Kelly resigned as President and Chief Executive Officer of the Company, effective January 19, 2009. Pursuant to his Retention Agreement and a Severance letter agreement between Mr. Kelly and the Company, dated February 24, 2009, Mr. Kelly became entitled to receive the benefits which are summarized under the section entitled “Resignation of Thomas F. Kelly as President and Chief Operating Officer” beginning on page 59 hereof.

(9)	Mr. Kelly’s 200,000 options would accelerate but at an exercise price of $8.12 compared to $4.80 closing market price of Epicor stock as of December 31, 2008, the value is $0.

Chairman, President and CEO, L. George Klaus	On March May 26, 2006, the Company, with approval by the Compensation Committee of its Board of Directors, entered into a Management Retention Agreement (the “Prior Agreement”) with L. George Klaus. The Prior Agreement sets forth several terms and provisions that governed Mr. Klaus’ employment as Chairman and CEO of the Company and was designed to replace Mr. Klaus’ former agreement, which expired at the end of 2005.

Term of Agreement. The Prior Agreement had a term of two (2) years expiring December 31, 2007 (the “Employment Term”). The Prior Agreement could be terminated by either party at any time with or without cause.

Base Salary. During the Employment Term, the Company agreed to pay Mr. Klaus a salary at an annualized rate of $736,403 as compensation for his services (the “Base Salary”). The Base Salary was not to be increased during the Employment Term without the prior written approval of the Company’s Board of Directors.

Annual Incentive. Under the Prior Agreement, Mr. Klaus was eligible to receive annual cash bonus payments under the Company’s Management Bonus Plan (as described under the heading “Compensation Discussion and Analysis — Management Bonus Plan”. The bonus was based on a performance plan agreed to by Mr. Klaus and the Board of Directors of the Company.

Restricted Stock Grant. Mr. Klaus was granted a right to purchase four hundred thousand (400,000) shares of restricted Company common stock (the “Restricted Stock Grant”), subject to the terms and conditions of the form of restricted stock agreement approved by the Company. The restrictions on the stock shall lift and Mr. Klaus would vest in the stock, or a portion thereof, in two equal, annual installments depending upon achievement of targets with respect to revenue and EBITDA for each of two performance years, the first of which commenced on January 1, 2006, and subject to Mr. Klaus’ continued service to the Company through each applicable vesting date.

Severance Benefits. Upon the occurrence of an Involuntary Termination as defined in the Prior Agreement, Mr. Klaus was entitled to the following benefits:

•	twelve (12) months of Mr. Klaus’ Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

•	Any bonus that would have been earned by Mr. Klaus in the twelve (12) month period following the date of the Involuntary Termination (as determined by the Company in its discretion); and

•

Mr. Klaus, his spouse and Mr. Klaus’ dependents who are participating in Company group medical or dental plans on the date of Mr. Klaus’ termination of service (“Covered Persons”) shall be entitled to continued participation in such plans, as they may be modified by the Company from time to time, at no additional after-tax cost to Mr. Klaus (or Mr. Klaus’ spouse or dependents, as applicable) other than Mr. Klaus would have were he an employee, from year to year, for the remainder of the lifetimes of each Covered

Person (or with respect to dependents of Mr. Klaus, until the earlier of i) the death of both Mr. Klaus and Mr. Klaus’ spouse covered hereunder; ii) the time such dependents reach eighteen (18) years of age, if they do not continue thereafter as full time students; or iii) through the period from 18 years of age up to 25 years of age during which such dependents remain full time students); provided, however, that such coverage shall be suspended for any period during which any Covered Persons obtain or are covered by other comparable group health coverage. In the event that Mr. Klaus and/or Mr. Klaus’ spouse and dependents, as applicable, are not eligible to continue their participation in the Company’s group medical or dental plans, then alternatively, such individuals shall be entitled to receive equivalent coverage under a separate plan according to the same terms and conditions as indicated in the Prior Agreement.

In the event Mr. Klaus’ employment with the Company terminated by reason of Mr. Klaus’ Retirement (as such term is defined in the Prior Agreement), and provided that Mr. Klaus has substantially completed a successful CEO succession plan acceptable to the Company’s Board of Directors, Mr. Klaus and such other Covered Persons would be entitled to the continued participation described in the immediately preceding paragraph.

Other Termination. If Mr. Klaus’ employment with the Company terminated other than as a result of an Involuntary Termination or Retirement as defined in the Agreement, then Mr. Klaus would not be entitled to receive severance or other benefits hereunder, but would have been eligible for those benefits (if any) as were then established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

Tax Gross-Up. In the event that the severance and other benefits provided for in this Prior Agreement were subject to an excise tax as a result of Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended, then Mr. Klaus would receive a gross-up payment sufficient to pay such excise tax and federal and state income taxes arising therefrom.

Conditions to Receipt of Severance. The receipt of any severance pursuant to the Prior Agreement would be subject to Mr. Klaus signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance would be paid or provided until the separation agreement and release agreement became effective. Furthermore, Mr. Klaus would not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers.

2007 Amendment to Mr. Klaus Management Retention Agreement	On March 1, 2007, the Company with approval by the Compensation Committee of its Board of Directors of Epicor Software Corporation, entered into an amended Management Retention Agreement (the “Amended Prior Agreement”) with Mr. Klaus. The Amended Prior Agreement, which amended and replaced the Prior Agreement, continued the majority of the material provisions of Mr. Klaus’ Prior Agreement, as described above, with the following exceptions and additions.

1.	The Amended Prior Agreement extended the Term of Mr. Klaus’ Prior Agreement through January 15, 2009.

2.	The health care benefits described under Severance Benefits above were modified to clarify that the Company’s obligations to provide medical and dental health coverage to the Covered Persons, or any of them, were secondary to and, as applicable, limited to supplementing as necessary, any Separate Coverage available to any of the Covered Persons during the Coverage Period. Company and Mr. Klaus would cooperate in identifying and procuring any such available Separate Coverage and Covered Persons shall notify Company when any such Separate Coverage for any of the Covered Persons was available and/or begins or ends. Any such Separate Coverage available to Covered Persons during the Coverage Period would be paid for by Company to the extent that the cost of such Separate Coverage exceeded the cost that Mr. Klaus (or Mr. Klaus’ spouse or dependents, as applicable) would have been required to pay Company from year to year, were Mr. Klaus an employee, during the Coverage Period.

3.	The Amended Prior Agreement further provided that in the event of his Retirement or Involuntary Termination as defined in the Prior Agreement, the Company would transfer to Mr. Klaus any and all rights title interest and claim that the Company had in his Country Club membership in Newport Beach, CA, which the Company acquired for Mr. Klaus as part of his initial Offer Letter dated February 7, 1996 and pursuant to which Mr. Klaus joined the Company as President and CEO in 1996.

4.	Finally, the Amended Prior Agreement provided that upon the occurrence of an Involuntary Termination at any time during the term of this Amended Prior Agreement which Involuntary Termination occurs within twelve (12) months following a Change of Control, Mr. Klaus would be entitled to the following severance benefits:

(a)	An amount equal to eighteen (18) months of Mr. Klaus’ Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

(b)	An amount equal to 150% of Mr. Klaus’ target annual bonus as calculated from Mr. Klaus’ bonus plan in effect at the time of Mr. Klaus’ Involuntary Termination;

(c)	The health care benefits described above; and

(d)	The Company would transfer to Mr. Klaus any and all rights title interest and claim that the Company had in his Golf Course membership as described above.

2008 Amendment to Mr. Klaus Management Retention Agreement	On December 30, 2008, the Company with approval by the Compensation Committee of its Board of Directors of Epicor Software Corporation, entered into an amended version of the Amended Prior Agreement with Mr. Klaus. Mr. Klaus’ Amended Prior Agreement was amended to address certain potential tax consequences under Section 409A of the Internal Revenue Code and provide for changes required to better conform with Section 409A and the final regulations issued thereunder. The Section 409A amendments did not otherwise materially increase the benefits payable to Mr. Klaus under his Amended Prior Agreement.

Mr. Klaus’ 2009 Management Retention Agreement	On February 3, 2009, the Company, following approval by the Compensation Committee of the Board of Directors, entered into a Management Retention Agreement (the “Retention Agreement”) with Mr. Klaus, the Company’s President and Chief Executive Officer. Pursuant to the Retention Agreement, effective January 19, 2009 (the “Effective Date”), Mr. Klaus is entitled to receive the following benefits through December 31, 2010 (the “Employment Term”):

•	salary at an annualized rate of $736,403 (the “Base Salary”), paid in accordance with the Company’s normal payroll practices and subject to the usual, required withholdings;

•

annual cash bonus payments under the Company’s cash bonus plan for executive officers, with a target bonus of 70% of Base Salary, subject to the terms of the performance plan agreed to between Mr. Klaus and the Board of Directors;

•

four hundred thousand (400,000) shares of restricted Company common stock, allocated equally to each of the 2009 and 2010 fiscal years, subject to the terms of the Company’s applicable stock incentive plan and the restricted stock agreement by and between Mr. Klaus and the Company. The Company’s right to repurchase the restricted stock shall lapse based on achievement of applicable Company performance goals during 2009 and 2010 as determined in accordance with the terms of the Company’s Performance Based Restricted Stock Program and approved by the Company’s Compensation Committee and subject to the Mr. Klaus’s continued service to the Company through the 2009 and 2010 performance periods;

•

three hundred thousand (300,000) shares of restricted Company common stock, subject to the terms of the Company’s applicable stock incentive plan and the restricted stock agreement by and between Mr. Klaus and the Company. The Company’s right to repurchase the restricted stock shall lapse as to one-half of such grant on December 31, 2009, and the remaining one-half on December 31, 2010, subject to the Executive’s continued service to the Company through each such vesting date; and

•	participation in the Company’s health plan, including the Exec-U-Care plan, and in other Company benefit programs that other executive officers participate in.

In the event of Mr. Klaus’s Involuntary Termination (as defined in the Retention Agreement) other than in connection with a Change of Control (as defined in the Retention Agreement), Mr. Klaus shall be entitled to the following benefits, subject to the execution of a separation agreement and release of claims in a form reasonably acceptable to the Company and compliance with Section 409A of the Internal Revenue Code:

•	twelve (12) months of Mr. Klaus’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies; and

•	100% of Mr. Klaus’s target annual bonus as calculated from the bonus plan in effect at the time of Mr. Klaus’s Involuntary Termination.

In the event of Mr. Klaus’s Involuntary Termination within twelve (12) months following a Change of Control, Mr. Klaus shall be entitled to the following benefits, subject to the execution of a separation agreement and release of claims in a form reasonably acceptable to the Company and compliance with Section 409A of the Internal Revenue Code:

•	eighteen (18) months of Mr. Klaus’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies; and

•	150% of the Mr. Klaus’s target annual bonus as calculated from the bonus plan in effect at the time of the Executive’s Involuntary Termination.

In the event that the severance and other benefits provided for in the Retention Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Klaus shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Mr. Klaus.

Resignation of Thomas F. Kelly as Chief Executive Officer and President	Thomas F. Kelly, the Company’s former Chief Executive Officer, President and Interim Chief Financial Officer, resigned from each of these positions, as well as his position as a director on the Company’s Board of Directors, effective January 19, 2009. Mr. Kelly and the Company are parties to a Management Retention Agreement dated February 19, 2008 (the “Kelly Employment Agreement”), which was subsequently amended effective December 30, 2008, to address certain potential tax consequences under Section 409A of the Internal Revenue Code and provide for changes required to better conform with Section 409A and the final regulations issued thereunder. The Section 409A amendments did not otherwise materially increase the benefits payable to Mr. Kelly under the Kelly Employment Agreement.

In connection with Mr. Kelly’s departure, and pursuant to the terms of the Kelly Employment Agreement, the Company entered into a letter agreement dated February 24, 2009 with Mr. Kelly (the “Severance Agreement”). Pursuant to the Severance Agreement, Mr. Kelly became entitled to the following (subject to signing a release of claims with the Company) which release was obtained:

•	Twelve months of Mr. Kelly’s base salary, or $500,000, payable on a semi-monthly basis beginning effective January 20, 2009;

•	100% of Mr. Kelly’s target bonus for fiscal 2009, or $300,000, paid in one lump sum following execution of the Severance Agreement;

•	$250,000 as a discretionary relocation payment, paid in one lump sum payment following execution of the Severance Agreement;

•	Payment of group health insurance (medical, dental and vision) under COBRA for 12 months following February 1, 2009; and

•	Extension of the exercise date for 40,000 Company stock options from January 19, 2010 to January 19, 2011.

Principal Accounting Officer and Senior Vice President, Russell Clark	Mr. Clark does not have an Employment Agreement with the Company.

Former Chief Operating Officer and President, Mark A. Duffell	In June 2003, Mark Duffell was promoted to Executive Vice President and Group General Manager of the “e by Epicor” and International Divisions of the company. In connection with such promotion, Mr. Duffell’s base salary was increased to $320,000, together with a target fiscal year annual bonus of $160,000 based on the Management Bonus Plan. Pursuant to the terms of the Management Bonus Plan, Mr. Duffell’s target bonus could increase to a maximum of $320,000 if the performance targets were exceeded.

In addition, Mr. Duffell was granted an option to purchase 80,000 shares of Common Stock at an exercise price of $4.67 per share. The options vested as follows: (i) 20,000 shares vest on the first anniversary of the employment start date and (ii) 5,000 shares vest quarterly thereafter such that the shares are fully vested in four years. If a change of control occurred, then all shares subject to his options would have become fully vested upon the change of control.

In addition, the Company agreed to pay Mr. Duffell a one time bonus of $18,000 and reimburse him for his relocation expenses related to his and his family’s expenses associated with moving from the United Kingdom to the United States. In the event his employment was terminated without cause, or in the event that he is constructively terminated, the Company agreed to pay the relocation expenses associated with his moving back to the United Kingdom. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Duffell’s options during the next 6-month period would accelerate and become vested. If a change of control occurs, then all shares subject to his options shall become fully vested upon the change of control.

On July 19, 2005, Mr. Duffell was promoted to President and Chief Operating Officer as approved by the Board of Directors. In recognition of such promotion, Mr. Duffell’s 2005 annual base pay was increased to $388,045 per year. Also as a result of such promotion and concurrently therewith, the Compensation Committee of the Board of Directors granted to Mr. Duffell the right to receive 80,000 shares of restricted stock for a purchase price equal to the par value of such stock. The grant was effective immediately and the restrictions on the stock lift over time with 25% of the shares vesting on the first anniversary of the grant and the remaining 75% of the shares vesting quarterly thereafter over the next three years such that they are fully vested after 4 years.

Resignation of Mark Duffell as President and Chief Operating Officer.	On February 19, 2008, Mr. Duffell resigned from his position as the Company’s President and Chief Operating Officer. Mr. Duffell remained employed by the Company through March 31, 2008, to support the transition of his responsibilities and to support the initial integration activities associated with the Company’s recent acquisition of NSB Retail Systems. In connection with Mr. Duffell’s resignation, the Company entered into a letter agreement dated February 19, 2008, with Mr. Duffell (the “Severance Agreement”). Pursuant to the Severance Agreement, when Mr. Duffell left the Company on March 31, 2008, he became entitled to the following (subject to signing a release of claims with the Company) which release was obtained:

•	Six months of Mr. Duffell’s base salary, or $220,000, payable on a semi-monthly basis beginning April 1, 2008;

•	50% of Mr. Duffell’s 100% target bonus for fiscal 2008, or $121,000, to be paid on approximately February 15, 2009;

•	Payment of group health insurance (medical, dental and vision) under COBRA for 6 months following March 31, 2008;

•	Accelerated lapsing on March 31, 2008, of the Company’s right to repurchase 30,000 shares of common stock pursuant to restricted stock granted to Mr. Duffell July 19, 2005; and

•	Ability to exercise any vested options for 180 days following March 31, 2008.

Former Executive VP and Chief Financial Officer, Michael A. Piraino	The Company entered into an offer letter with Michael A. Piraino when he joined the Company in May 2003 as Senior Vice President and Chief Financial Officer. The offer letter provided for a base salary of $220,000, together with a target annual bonus on a fiscal year basis of $110,000 based on the Management Bonus Plan. The target bonus could increase to $220,000 if the performance targets are exceeded. In addition, Mr. Piraino was granted an option to purchase 250,000 shares of Common Stock at an exercise price of $3.65 per share. The options vest with respect to 250,000 shares as follows: (i) 62,500 shares vest on the first anniversary of the employment start date of May 27, 2003 and (ii) 15,625 shares vest quarterly thereafter such that the shares are fully vested after four years.

In addition, the Company agreed to pay Mr. Piraino 6 months’ severance, including salary and bonus and reimbursement for COBRA premiums, in the event his employment was terminated without cause or in the event that he was constructively terminated or if he dies or otherwise becomes disabled while employed by the Company. In the event of termination without cause or a constructive termination, the shares of Common Stock that would have vested under Mr. Piraino’s options during the next 6-month period would accelerate and become vested. If a change of control occurred, then all shares subject to his options shall become fully vested upon the change of control.

On July 19, 2005, Mr. Piraino was promoted to Executive Vice President, as approved by the Board of Directors. In recognition of such promotion, Mr. Piraino’s annual base pay was increased by ten percent (10%) to $269,298 per year. Also as a result of such promotion, and concurrently therewith, the Compensation Committee of the Board of Directors granted to Mr. Piraino the right to receive 40,000 shares of restricted stock for a purchase price equal to the par value of such stock. The grant was effective immediately and the restrictions on the stock lift over time with 25% of the shares vesting on the first anniversary of the grant and the remaining 75% of the shares vesting quarterly thereafter over the next three years such that they are fully vested after 4 years.

On May 15, 2008, Mr. Piraino resigned his position as Executive VP and Chief Financial Officer of the Company. He did not receive any severance as a result of such resignation.

Additional Potential Payments Upon Termination or a Change of Control	The severance benefits to which Mr. Klaus’ is entitled upon the occurrence of an Involuntary Termination, whether independent of or in connection with a Change of Control are defined in his Amended Agreement as described above. The severance benefits that Mr. Duffell became entitled to receive in connection with his separation from the Company on March 31, 2008, is summarized under the section entitled, “Resignation of Mark Duffell as President and Chief Operating Officer” set forth on page 47 hereof.

The Company has a Severance and Change in Control policy (the “Severance Policy”) which applies to the Company’s executive officers (other than the current President and CEO Mr. Klaus and former President and CEO Mr. Kelly) and other company officers. Under the terms of the Severance Policy, the Company’s one other Executive Officer, namely Mr. Clark, is entitled to the following severance benefits:

Upon the occurrence of a Constructive Termination (as defined below) which occurs within twelve (12) months following a Change of Control (as defined below), such Executives are entitled to the following benefits:

•	nine (9) months of Executive’s Base Salary as in effect as of the date of the Constructive Termination, to be paid periodically in accordance with the Company’s normal payroll policies; and

•	75% of the Executive’s target annual bonus as calculated from the executive’s bonus plan in effect at the time of the Executive’s Constructive Termination.

As defined in the severance policy,

“Change of Control” means the occurrence of any of the following (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power, (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated, (iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger or (v) a liquidation of the Company; and

“Constructive Termination” means (i) without the express written consent of the employee, the relocation of the employee to a facility or location more than fifty (50) miles from the employee’s present location; (ii) a material adverse reduction of the employee’s duties, authorities or responsibilities or (iii) a reduction of more than twenty-five percent (25%) of the employee’s base compensation and the Company shall fail to correct any of the above to the reasonable satisfaction of the employee within thirty (30) days following written notice to the Company.

During fiscal 2008, the Severance Policy was amended to address certain potential tax consequences under Section 409A of the Internal Revenue Code and provide for changes required to better conform with Section 409A and the final regulations issued thereunder. The Section 409A amendments did not otherwise materially increase the benefits payable under the Severance Policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that all our executive officers, directors and five percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except for the transactions described below, there was not during fiscal year 2008 nor is there currently proposed, any transaction or series of similar transactions to which Epicor was or is to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

It is the policy of the Company’s Board of Directors that all Related Person Transactions, as that term is defined in the Company’s Related Person Transaction Policy, shall be subject to approval or ratification in accordance with the procedures set forth in such policy. Pursuant to the policy, the Audit Committee reviews the material facts of all Related Person Transactions that require the Committee’s approval and either approve or disapprove of the entry into the Related Person Transaction, subject to the exceptions described below. In determining whether to approve a Related Person Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Other Related Person Transactions

George Klaus, the Company’s Executive Chairman during fiscal 2008, is married to one of the Company’s Executive Vice Presidents. The Executive Vice President with whom he is in the relationship is not an “executive officer” of the Company, and, during fiscal 2008 (through February 19, 2008), she reported directly to the President and Chief Operating Officer of the Company, Mr. Duffell, and then for the remainder of 2008 to the

Company’s President and CEO, Thomas Kelly, and not directly to Mr. Klaus. In addition, following a thorough board review of the relationship, the Board determined that, so long as Mr. Klaus and his wife remain employed by the Company, all employment and compensation matters relating to her would be made by Mr. Kelly, the then current President and CEO, subject to review and approval by the Chair of the Audit Committee or the entire Audit Committee of the Board. Beginning with Mr. Klaus’ reappointment as President and CEO of the Company in February 2009, all employment and compensation matters relating to her are subject to recommendation by Mr. Klaus, the current President and Chief Executive Officer, and subject to review and approval by the Chair of the Audit Committee or the entire Audit Committee of the Board. Mr. Klaus’s wife is currently compensated at a level that the Company believes is comparable to other employees in similar positions of responsibility at the Company.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008, with our management. In addition, the Audit Committee has discussed with McGladrey & Pullen, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from McGladrey & Pullen, LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of McGladrey & Pullen, LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

Members of the Audit Committee During Fiscal Year 2008:

Michael Kelly

Robert H. Smith

Michael Hackworth

James T. Richardson

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Epicor specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 21, 2009

/s/ L. George Klaus
L. George Klaus Chairman

APPENDIX A

EPICOR SOFTWARE CORPORATION

2007 STOCK INCENTIVE PLAN

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(continued)

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(continued)

-iii-

EPICOR SOFTWARE CORPORATION

2007 STOCK INCENTIVE PLAN

(Amended and Restated)

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares. The Plan was effective as of March 30, 2007, upon approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2007 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Subsidiaries, (b) consultants who provide significant services to the Company and its Subsidiaries, and (c) directors of the Company who are employees of neither the Company nor any Subsidiary. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders, and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

2.3 “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4 “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Performance Units, or Performance Shares.

2.5 “Award Agreement” means the written agreement setting forth the terms and conditions applicable to each Award granted under the Plan.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Change of Control” means the occurrence of any of the following:

2.7.1 Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, a Company subsidiary, or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange

Act), directly or indirectly, of securities of the Company (or a successor to the Company) representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or such successor; or

2.7.2 At least a majority of the directors of the Company constitute persons who were not at the time of their first election to the Board, candidates proposed by a majority of the Board of Directors in office prior to the time of such first election; or

2.7.3 A merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; or

2.7.4 A sale, transfer or other disposition of assets involving fifty percent (50%) or more in value of the assets of the Company; or

2.7.5 The dissolution of the Company, or liquidation of more than fifty percent (50%) in value of the Company; or

2.7.6 Any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9 “Committee” means a committee of Directors appointed by the Board in accordance with Section 3.1 of the Plan to administer the Plan.

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means Epicor Software Corporation, a Delaware corporation, or any successor thereto.

2.12 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Subsidiaries, but who is neither an Employee nor a Director.

2.13 “Director” means any individual who is a member of the Board of Directors of the Company.

2.14 “Disability” means a permanent disability as defined in Section 22(e)(3) of the Code.

2.15 “EBITDA” means as to any Performance Period, the Company’s earnings before interest, taxes, depreciation and amortization.

2.16 “Employee” means any person employed by the Company or any Subsidiary, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. A person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.17 “Exchange Program” means a program established by the Administrator under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for

(a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 4.3, nor (ii) transfer or other disposition permitted under Section 11.7.

2.18 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.19 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

2.20 “Fiscal Year” means the fiscal year of the Company.

2.21 “Free Cash Flow” means as to any Performance Period, EBITDA less capital expenditures, net interest and taxes actually paid by the Company.

2.22 “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Administrator.

2.23 “Incentive Stock Option” means an Option to purchase Shares that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.24 “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.25 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.26 “Participant” means an Employee, Consultant, or Director who has an outstanding Award.

2.27 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBITDA, (b) Free Cash Flow, (c) Profit After Tax, (d) Return on Equity, (e) Revenue, and (f) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a business unit of the Company and/or (v) on a pre-tax or after-tax basis. Prior to the Determination Date, the Administrator shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

2.28 “Performance Period” means any Fiscal Year or such longer period as determined by the Administrator in its sole discretion.

2.29 “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.30 “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.31 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator, in its discretion.

2.32 “Plan” means the Epicor Software Corporation 2007 Stock Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.33 “Profit After Tax” means as to any Performance Period, the Company’s income after taxes, determined in accordance with generally accepted accounting principles.

2.34 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.35 “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Profit After Tax divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.36 “Revenue” means as to any Performance Period, the Company’s net revenues generated from third parties, determined in accordance with generally accepted accounting principles.

2.37 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.38 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.39 “Service Provider” means an Employee, Director or Consultant.

2.40 “Shares” means the shares of Common Stock of the Company.

2.41 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as a SAR.

2.42 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.43 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or any Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous reemployment by the Company or any Subsidiary; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or any Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or a Subsidiary; or (c) in the case of a Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, or non-reelection to the Board.

2.44 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

SECTION 3

ADMINISTRATION

3.1 Procedure.

3.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

3.1.2 Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

3.1.3 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

3.1.4 Other Administration. Other than as provided above, the Plan shall be administered by (a) the Board or (b) a Committee, which Committee shall be constituted to satisfy Applicable Laws.

3.2 Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

3.2.1 to determine the Fair Market Value of the Common Stock;

3.2.2 to select the Service Providers to whom Awards may be granted hereunder;

3.2.3 to determine whether and to what extent Awards are granted hereunder;

3.2.4 to determine the number of Shares to be covered by each Award granted hereunder;

3.2.5 to approve forms of Award Agreement for use under the Plan;

3.2.6 to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the grant date, the exercise price, the time or times when Awards may be exercised or earned (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

3.2.7 to institute an Exchange Program; however, the Administrator may not institute an Exchange Program without shareholder approval;

3.2.8 to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

3.2.9 to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

3.2.10 to modify or amend each Award (subject to the limitations set forth in Section 5.4.1 of the Plan concerning the maximum term of Options and SARs), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan subject to the maximum term permitted under Section 5.4.1 of the Plan;

3.2.11 to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

3.2.12 to determine the terms and restrictions applicable to Awards;

3.2.13 to allow a Participant to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or vesting of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable; and

3.2.14 to make all other determinations deemed necessary or advisable for administering the Plan.

3.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall equal the sum of (a) 12,000,000 (b) the number of Shares (not to exceed 82,606) that remain available for grant under the Amended and Restated 1999 Nonstatutory Stock Option Plan and the number of Shares (not to exceed 545,394) that remain available for grant under the Company’s 2005 Stock Incentive Plan as of March 21, 2007, and (c) any Shares (not to exceed 1,933,000) that otherwise would have been returned to the Amended and Restated 1999 Nonstatutory Stock Option Plan and any Shares (not to exceed 2,000,000) that otherwise would have been returned to the 2005 Stock Incentive Plan after March 21, 2007, on account of the expiration, cancellation or forfeiture of awards granted under the applicable plan. Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 4.1 as one share for every share subject thereto. With respect to Restricted Stock, Performance Share, or Performance Unit Awards granted prior to April 21, 2009, and with a per share or unit purchase price lower than 100% of the Fair Market Value on the Date of Grant, any Shares or units subject to such Awards shall be counted against the numerical limits of this Section 4.1 as two (2) Shares for every one (1) Share subject thereto. With respect to Restricted Stock, Performance Share, or Performance Unit Awards granted on or after April 21, 2009, and with a per share or unit purchase price lower than 100% of the Fair Market Value on the Date of Grant, any Shares or units subject to such Awards shall be counted against the numerical limits of this Section 4.1 as one and a half (1.5) Shares for every one (1) Share subject thereto.

4.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, Shares actually issued pursuant to a SAR as well as the Shares that represent payment of the exercise price shall each cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan (in accordance with the number of Shares by which the total number of Shares available for issuance was reduced pursuant to Section 4.1). Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 4.2.

4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1, and 9.1. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors and Consultants at any time and from time to time as determined by the Administrator in its sole discretion. The Administrator, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options (and/or SARs) covering more than a total of 1,500,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted Options (and/or SARs) to purchase up to a total of an additional 1,500,000 Shares. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Administrator in its sole discretion.

5.3.1 Nonqualified Stock Options. The Exercise Price of each Nonqualified Stock option shall be determined by the Administrator in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Section 5.3.2, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Administrator, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement; or

(b) The expiration of ten (10) years from the Grant Date.

5.4.2 Administrator Discretion. Subject to the ten-year limits of Sections 5.4.1, the Administrator, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Administrator shall determine in its sole discretion. After an Option is granted, the Administrator, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Exercise of Option.

5.6.1 Payment. Options shall be exercised by the Participant giving notice and following such procedures as the Company (or its designee) may specify from time to time. Exercise of an Option also requires that the Participant make arrangements satisfactory to the Company for full payment of the Exercise Price for the Shares. All exercise notices shall be given in the form and manner specified by the Company from time to time. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(a) cash;

(b) check;

(c) promissory note;

(d) other Shares (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(e) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(f) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(h) any combination of the foregoing methods of payment.

As soon as practicable after receipt of a notification of exercise satisfactory to the Company and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.6.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option, but only within such period of time as is specified in the Award Agreement, and only to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

5.6.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

5.6.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Participant’s estate or, if none, by the person(s) entitled to exercise the Option under the Participant’s will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

5.7 Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Administrator permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Administrator permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option).

5.8.3 Employees Only. Incentive Stock Options may be granted only to persons who are Employees on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Administrator, in its sole discretion.

6.1.1 Number of Shares. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs (and/or Options) covering more than a total of 1,500,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted SARs (and/or Options) covering up to a total of an additional 1,500,000 Shares.

6.1.2 Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The Exercise Price of each SAR shall be determined by the Administrator in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

6.3 Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

6.4.1 The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

6.4.2 The number of Shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants as the Administrator, in its sole discretion, shall determine. The Administrator, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 1,000,000 Shares of Restricted Stock (and/or Performance Shares). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 1,000,000 Shares of Restricted Stock (and/or Performance Shares).

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Administrator may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Administrator, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant. The Administrator (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS

8.1 Grant of Performance Units. Performance Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion in determining the number of Performance Units granted to each Participant provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $14,000,000.

8.2 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Administrator on or before the Grant Date.

8.3 Performance Objectives and Other Terms. The Administrator, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Units that will be paid out to the Participants. Each Award of Performance Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

8.3.1 General Performance Objectives or Vesting Criteria. The Administrator may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Performance Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit.

8.5 Form and Timing of Payment of Performance Units. Payment of earned Performance Units shall be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units. On the date set forth in the Award Agreement, all unearned or unvested Performance Units shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

PERFORMANCE SHARES

9.1 Grant of Performance Shares. Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion in determining the number of Performance Shares granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 1,000,000 Performance Shares (and/or Shares of Restricted Stock). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 1,000,000 Performance Shares (and/or Shares of Restricted Stock).

9.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Performance Share Agreement. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Performance Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms. The Administrator, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Shares that will be paid out to the Participants. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

9.4.1 General Performance Objectives or Vesting Criteria. The Administrator may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

9.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Performance Shares to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Performance Shares that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.5 Earning of Performance Shares. After the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Share.

9.6 Form and Timing of Payment of Performance Shares. Payment of vested Performance Shares shall be made as soon as practicable after vesting (subject to any deferral permitted under Section 11.1). The Administrator, in its sole discretion, may pay Performance Shares in the form of cash, in Shares or in a combination thereof.

9.7 Cancellation of Performance Shares. On the date set forth in the Award Agreement, all unvested Performance Shares shall be forfeited to the Company, and except as otherwise determined by the Administrator, again shall be available for grant under the Plan.

SECTION 10

CHANGE OF CONTROL, DISSOLUTION AND LIQUIDATION

10.1 Change of Control. Except as otherwise provided in the applicable Award Agreement, in the event that a Change of Control occurs, the Participant, immediately prior thereto, shall fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Performance Units, and Performance Shares will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) on-target levels and all other terms and conditions met. To the extent possible, the Administrator shall cause written notice of the Change of Control to be given to the persons holding Awards not less than ten (10) days prior to the anticipated effective date of the Change of Control. In the event of a Change of Control, the Administrator may take such other action as is equitable and fair, in its sole discretion.

10.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

SECTION 11

MISCELLANEOUS

11.1 Deferrals. The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion.

11.2 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Service. Employment with the Company and its Subsidiaries is on an at-will basis only.

11.3 Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

11.4 Indemnification. Each person who is or shall have been a member of the Administrator, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

11.5 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

11.6 Beneficiary Designations. If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

11.7 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 11.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Administrator (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Administrator may specify from time to time.

11.8 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 12

AMENDMENT, TERMINATION, AND DURATION

12.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

12.2 Duration of the Plan. The Plan shall be effective as of March 30, 2007, and subject to Section 12.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after March 30, 2017.

SECTION 13

TAX WITHHOLDING

13.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

13.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld.

SECTION 14

LEGAL CONSTRUCTION

14.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

14.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Administrator.

14.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

14.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

Epicor Software Corporation 18200 Von Karman Ave., Suite 1000 Irvine, CA 92612

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE

STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Epicor Software Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Epicor Software Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                     EPICOR                          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EPICOR SOFTWARE CORPORATION

Proposals to be Voted Upon

1. Election of Directors—The names of the directors are:	For Withhold For All All All Except ☐ ☐ ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01) L. George Klaus, 02) Michael Kelly, 03) Robert H. Smith, 04) James T. Richardson, 05) Michael L. Hackworth, 06) John M. Dillon, and 07) Richard H. Pickup

Vote on Proposals
2. Amendment and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares by 6,000,000.		For Against Abstain ☐ ☐ ☐

3. Appointment of McGladrey & Pullen, LLP as Independent Accountants—To ratify the appointment of McGladrey & Pullen, LLP as independent accountants for the year ending December 31, 2009.		For Against Abstain ☐ ☐ ☐

Signature (PLEASE SIGN WITHIN BOX)                             Date                                                  Signature (Joint Owners)                 Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EPICOR SOFTWARE CORPORATION

The undersigned stockholder of Epicor Software Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 21, 2009, and hereby appoints L. George Klaus, Michael Pietrini and Russell Clark, or any one of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Epicor Software Corporation to be held on June 4, 2009 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2007 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY 6,000,000 AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Important: This proxy should be marked, dated and signed by each stockholder exactly as their name appears on the stock certificate, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.